                             AGREEMENT AND PLAN OF MERGER





                                       BETWEEN



                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY


                                         and


                             AMBASSADOR APARTMENTS, INC.














                            Dated as of December 23, 1997


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                                  TABLE OF CONTENTS

                                      ARTICLE I
                                      THE MERGER

     Section 1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Section 1.2  Effects of the Merger. . . . . . . . . . . . . . . . . . . . 2
     Section 1.3  Effective Time of the Merger . . . . . . . . . . . . . . . . 2


                                      ARTICLE II
                                 TREATMENT OF SHARES

     Section 2.1  Effect of the Merger on Capital Stock. . . . . . . . . . . . 2
     Section 2.2  Issuance of New Certificates . . . . . . . . . . . . . . . . 4


                                     ARTICLE III
                                     THE CLOSING

     Section 3.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 7


                                      ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF AMBASSADOR

     Section 4.1  Organization and Qualification . . . . . . . . . . . . . . . 7
     Section 4.2  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . 8
     Section 4.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . 8
     Section 4.4  Authority; Non-Contravention; Statutory Approvals;
                  Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Section 4.5  Reports and Financial Statements . . . . . . . . . . . . .  11
     Section 4.6  Absence of Certain Changes or Events . . . . . . . . . . .  12
     Section 4.7  Litigation . . . . . . . . . . . . . . . . . . . . . . . .  12
     Section 4.8  Registration Statement and Proxy Statement . . . . . . . .  12
     Section 4.9  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . .  13
     Section 4.10  Employee Matters; ERISA . . . . . . . . . . . . . . . . .  15
     Section 4.11  Environmental Protection. . . . . . . . . . . . . . . . .  16
     Section 4.12  Vote Required . . . . . . . . . . . . . . . . . . . . . .  18
     Section 4.13  Opinion of Financial Advisor. . . . . . . . . . . . . . .  19
     Section 4.14  Property. . . . . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.15  Ambassador Indebtedness . . . . . . . . . . . . . . . . .  19
     Section 4.16  Ambassador Knowledge. . . . . . . . . . . . . . . . . . .  19

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                                      ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF AIMCO

     Section 5.1  Organization and Qualification . . . . . . . . . . . . . .  20
     Section 5.2  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  20
     Section 5.3  Capitalization . . . . . . . . . . . . . . . . . . . . . .  20
     Section 5.4  Authority; Non-Contravention; Statutory Approvals;
                  Compliance . . . . . . . . . . . . . . . . . . . . . . . .  21
     Section 5.5  Reports and Financial Statements . . . . . . . . . . . . .  22
     Section 5.6  Absence of Certain Changes or Events . . . . . . . . . . .  23
     Section 5.7  Litigation . . . . . . . . . . . . . . . . . . . . . . . .  23
     Section 5.8  Registration Statement and Proxy Statement . . . . . . . .  24
     Section 5.9  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . .  24
     Section 5.10  Employee Matters; ERISA . . . . . . . . . . . . . . . . .  25
     Section 5.11  Environmental Protection. . . . . . . . . . . . . . . . .  27
     Section 5.12  Properties. . . . . . . . . . . . . . . . . . . . . . . .  28
     Section 5.13  Vote Not Required . . . . . . . . . . . . . . . . . . . .  28


                                      ARTICLE VI
                        CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1  Covenants of Ambassador. . . . . . . . . . . . . . . . . .  28
     Section 6.2  Covenants of AIMCO . . . . . . . . . . . . . . . . . . . .  33


                                     ARTICLE VII
                                ADDITIONAL AGREEMENTS

     Section 7.1  Access to Information. . . . . . . . . . . . . . . . . . .  35
     Section 7.2  Proxy Statement and Registration Statement . . . . . . . .  35
     Section 7.3  Regulatory Matters . . . . . . . . . . . . . . . . . . . .  36
     Section 7.4  Shareholder Approval . . . . . . . . . . . . . . . . . . .  37
     Section 7.5  Directors' and Officers' Indemnification . . . . . . . . .  37
     Section 7.6  Public Announcements . . . . . . . . . . . . . . . . . . .  38
     Section 7.7  Rule 145 Affiliates. . . . . . . . . . . . . . . . . . . .  39
     Section 7.8  Employee Agreements and Workforce Matters. . . . . . . . .  39
     Section 7.9  Employee Benefit Plans . . . . . . . . . . . . . . . . . .  40
     Section 7.10  Stock Option and Other Stock Plans. . . . . . . . . . . .  40
     Section 7.11  No Solicitations. . . . . . . . . . . . . . . . . . . . .  41
     Section 7.12  Expenses. . . . . . . . . . . . . . . . . . . . . . . . .  42
     Section 7.13  Tax-Free Status . . . . . . . . . . . . . . . . . . . . .  43
     Section 7.14  Further Assurances. . . . . . . . . . . . . . . . . . . .  43
     Section 7.15  Interim Dividends . . . . . . . . . . . . . . . . . . . .  43
     Section 7.16  REIT Status . . . . . . . . . . . . . . . . . . . . . . .  43
     Section 7.17  NYSE Listing. . . . . . . . . . . . . . . . . . . . . . .  44

     Section 7.18  OP Reorganization . . . . . . . . . . . . . . . . . . . .  44
     Section 7.19  Transfer Taxes. . . . . . . . . . . . . . . . . . . . . .  44
     Section 7.20  Payment of Ambassador Debt. . . . . . . . . . . . . . . .  44
     Section 7.21  Best Efforts. . . . . . . . . . . . . . . . . . . . . . .  44


                                     ARTICLE VIII
                                      CONDITIONS

     Section 8.1  Conditions to Each Party's Obligation to Effect
                  the Merger . . . . . . . . . . . . . . . . . . . . . . . .  45
     Section 8.2  Conditions to Obligation of AIMCO to Effect the Merger . .  46
     Section 8.3  Conditions to Obligation of Ambassador to Effect
                  the Merger . . . . . . . . . . . . . . . . . . . . . . . .  47


                                      ARTICLE IX
                          TERMINATION, AMENDMENT AND WAIVER

     Section 9.1  Termination. . . . . . . . . . . . . . . . . . . . . . . .  49
     Section 9.2  Effect of Termination. . . . . . . . . . . . . . . . . . .  50
     Section 9.3  Termination Fee; Expenses. . . . . . . . . . . . . . . . .  50
     Section 9.4  Amendment. . . . . . . . . . . . . . . . . . . . . . . . .  53
     Section 9.5  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .  53


                                      ARTICLE X
                                  GENERAL PROVISIONS

     Section 10.1  Non-Survival; Effect of Representations and Warranties. .  54
     Section 10.2  Brokers . . . . . . . . . . . . . . . . . . . . . . . . .  54
     Section 10.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . .  54
     Section 10.4  Miscellaneous . . . . . . . . . . . . . . . . . . . . . .  55
     Section 10.5  Interpretation. . . . . . . . . . . . . . . . . . . . . .  55
     Section 10.6  Counterparts; Effect. . . . . . . . . . . . . . . . . . .  55
     Section 10.7  Parties' Interest . . . . . . . . . . . . . . . . . . . .  56
     Section 10.8  Waiver of Jury Trial and Certain Damages. . . . . . . . .  56
     Section 10.9  Enforcement . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 10.10  Severability . . . . . . . . . . . . . . . . . . . . . .  56
     Section 10.11  Anti-dilution. . . . . . . . . . . . . . . . . . . . . .  56

                               INDEX OF PRINCIPAL TERMS


TERM                                                                        PAGE
----                                                                        ----

Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Affiliate Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Aggregate Unissued Share Value . . . . . . . . . . . . . . . . . . . . . . .  43
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
AIMCO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
AIMCO Articles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
AIMCO Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
AIMCO Class B Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .  20
AIMCO Class B Preferred. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
AIMCO Class C Preferred. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
AIMCO Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
AIMCO Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . .  20
AIMCO Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .  23
AIMCO Index Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
AIMCO Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . .  23
AIMCO Operating Partnership. . . . . . . . . . . . . . . . . . . . . . . . .   1
AIMCO Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
AIMCO Required Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
AIMCO Required Statutory Approvals . . . . . . . . . . . . . . . . . . . . .  22
AIMCO SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
AIMCO Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
AIMCO Units. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Ambassador . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Ambassador Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Ambassador Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Ambassador Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . .   7
Ambassador Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Ambassador Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  11
Ambassador Material Adverse Effect . . . . . . . . . . . . . . . . . . . . .  12
Ambassador Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Ambassador Operating Partnership . . . . . . . . . . . . . . . . . . . . . .   1
Ambassador Preferred . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Ambassador Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . .   8
Ambassador Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Ambassador Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Ambassador Required Consents . . . . . . . . . . . . . . . . . . . . . . . .  10
Ambassador Required Statutory Approvals. . . . . . . . . . . . . . . . . . .  10
Ambassador SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Ambassador Shareholders' Approval. . . . . . . . . . . . . . . . . . . . . .  18

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Ambassador Stock Option. . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Ambassador Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Ambassador Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Base Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Break-Up Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Break-Up Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Break-Up Fee ruling. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Canceled Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Cash Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
CLNY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Closing Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  35
Conversion Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Environmental Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Excess Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Excess Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Exchange Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Exchange Fund. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Expense Fee Base Amount. . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Expense Fee Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Final Order. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
FNMA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
FNMA Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
FNMA Credit Enhancement. . . . . . . . . . . . . . . . . . . . . . . . . . .  47
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Indemnified Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Individual Option Value. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Jupiter Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
LDP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Line of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Management Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Manager. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Merrill Lynch. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
MGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Mortgages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
NACC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Nomura Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
OP Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
OP Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
PCBs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Qualifying Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Registration Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . .   1
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Reimbursable Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
REIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
REIT Requirements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Superior Proposal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Surviving Corporation Stock Benefits . . . . . . . . . . . . . . . . . . . .  41
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Tax Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Termination Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Voting Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                             LIST OF DISCLOSURE SCHEDULES


                         AMBASSADOR DISCLOSURE SCHEDULES

                         Section 4.2 - Subsidiaries
                         Section 4.3 - Stock Plans
                         Section 4.4(b) - Conflicts and Consents
                         Section 4.4(c) - Statutory Approvals
                         Section 4.7 - Litigation
                         Section 4.9 - Taxes
                         Section 4.10 - Employee Matters
                         Section 4.11 - Environmental
                         Section 4.14 - Properties
                         Section 6.1 - Ambassador Budget
                         Section 7.12(b) - Executive Compensation Plans


                         AIMCO DISCLOSURE SCHEDULES

                         Section 5.2 - Subsidiaries
                         Section 5.3 - Stock Plans
                         Section 5.4(b) - Conflicts and Consents
                         Section 5.4(c) - Statutory Approvals
                         Section 5.7 - Litigation
                         Section 5.9 - Taxes
                         Section 5.10 - Employee Matters
                         Section 5.11 - Environmental

                             AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of December 23, 1997, by and between Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), and Ambassador Apartments, Inc., a Maryland corporation ("AMBASSADOR").

          WHEREAS, the respective boards of directors of Ambassador and AIMCO have approved the merger of Ambassador with and into AIMCO, with AIMCO being the surviving corporation (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

          WHEREAS, in connection with the Merger, the following additional transactions will be effected (the Merger, together with the other documents, agreements and transactions contemplated by this Agreement, being referred to collectively herein as the "TRANSACTIONS"): (i) AIMCO Properties, L.P., a Delaware limited partnership which is the operating partnership of AIMCO (the "AIMCO OPERATING PARTNERSHIP"), and Ambassador Apartments, L.P., a Delaware limited partnership which is the operating partnership of Ambassador (the "AMBASSADOR OPERATING PARTNERSHIP") will use their reasonable best efforts to effect a business combination as contemplated by Section 7.18 hereof, with AIMCO Operating Partnership as the survivor (the "OP REORGANIZATION") and will perform their respective obligations thereunder; and (ii) AIMCO will enter into a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT"), with certain holders (after giving effect to the Merger and the OP Reorganization) of limited partnership interests in the Ambassador Operating Partnership ("OP UNITS") and/or AIMCO Common Stock (as defined in Section 2.1(a)) and/or limited partnership interests in the AIMCO Operating Partnership (the "AIMCO UNITS");

          WHEREAS, AIMCO, as the surviving corporation in the Merger intends that, following the Merger, it shall continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code; and

          WHEREAS, AIMCO and Ambassador desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                      ARTICLE I

                                      THE MERGER

          Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Ambassador shall be merged with and into AIMCO in accordance with the laws of the State of Maryland. AIMCO shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Maryland. AIMCO after the Effective Time is sometimes referred to herein as the "SURVIVING CORPORATION." The effects and the consequences of the Merger shall be as set forth in Section 1.2.

          Section 1.2 EFFECTS OF THE MERGER. At the Effective Time, (i) the Articles of Restatement of AIMCO (the "AIMCO ARTICLES"), as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and the AIMCO Articles, (ii) the by-laws of AIMCO, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the AIMCO Articles, and such by-laws; and
(iii) the directors and officers of AIMCO immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the Maryland General Corporation Law ("MGCL").

          Section 1.3 EFFECTIVE TIME OF THE MERGER. On the Closing Date (as defined in Section 3.1), a certificate of merger and the articles of merger shall each be executed and filed by AIMCO and Ambassador with the Secretary of State of the State of Maryland pursuant to the MGCL. The Merger shall become effective upon the certification by the Secretary of State of the State of Maryland that the certificate of merger relating to the Merger has been duly filed (the "EFFECTIVE TIME").

                                      ARTICLE II

                                 TREATMENT OF SHARES

          Section 2.1  EFFECT OF THE MERGER ON CAPITAL STOCK.

          (a) CAPITAL STOCK OF AMBASSADOR. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Ambassador (including the AIMCO Operating Partnership), subject to
Section 2.1(b) and (c), each issued and outstanding share of Common Stock, par value $0.01 per share, of Ambassador ("AMBASSADOR COMMON STOCK"), other than shares of Ambassador Common Stock owned by AIMCO or Ambassador directly, shall be converted into and become that number of fully paid and nonassessable shares of Class A Common Stock, par value $0.01 per share, of AIMCO ("AIMCO COMMON STOCK") equal to the Conversion Ratio. The term "CONVERSION RATIO" means the quotient (rounded to the nearest 1/1000) determined by dividing $21.00 (the "AMBASSADOR PRICE") by the

AIMCO Index Price (as defined below); provided however, if the Conversion Ratio is a number greater than 0.583, then the Conversion Ratio shall be deemed to be, at AIMCO's option, exercisable by written notice to Ambassador not later than three business days prior to the Effective Time, either (i) the Conversion Ratio as calculated hereunder, or (ii) 0.583 (so long as the Merger continues to qualify as a reorganization under Section 368(a) of the Code). The term "AIMCO INDEX PRICE" means the aggregate of the average of the high and low sales prices of AIMCO Common Stock (as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system as published in THE WALL STREET JOURNAL or, if not published therein, in another authoritative source) on each of the twenty consecutive NYSE trading days ending the fifth NYSE trading day immediately preceding the Effective Time, divided by 20. All such shares of Ambassador Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (as defined in Section 2.2(b)), formerly representing any such shares shall cease to have any rights with respect to such shares, except the right to receive shares of AIMCO Common Stock and cash, if any, contemplated by this Section 2.1 and cash in lieu of fractional shares and dividends and other distributions in accordance with Section 2.2.

          (b) EXCESS CONVERSION RATIO PAYMENT. If the Conversion Ratio (as calculated pursuant to the definition of Conversion Ratio without regard to the proviso thereof) is a number greater than 0.583 and AIMCO opts for the Conversion Ratio to equal 0.583, then upon conversion of Ambassador Common Stock into AIMCO Common Stock hereunder, AIMCO shall pay to each shareholder of Ambassador Common Stock (other than shares of Ambassador Common Stock beneficially owned by AIMCO or Ambassador either directly or through a wholly owned Subsidiary) for each share of Ambassador Common Stock held by such shareholder an amount in cash equal to (i) $21.00 minus (ii) the product of (x) the AIMCO Index Price and (y) 0.583 (the "CASH AMOUNT").

          (c) CANCELLATION OF CERTAIN AMBASSADOR COMMON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Ambassador, any shares of Ambassador Common Stock that are owned by Ambassador as treasury stock or by AIMCO shall be canceled and retired and shall cease to exist and no stock of AIMCO or other consideration shall be issued or delivered in exchange therefor.

          (d) REDEMPTION OF AMBASSADOR PREFERRED. Prior to the Effective Time, the Board of Directors of Ambassador shall call for redemption all outstanding shares of Ambassador Preferred (as defined in Section 4.3), in accordance with, and at a redemption price equal to the amount set forth in Section 8(a) of the Articles Supplementary of Ambassador with respect thereto, to be effective simultaneously with, and to be conditioned upon, the occurrence of, the Effective Time. Notwithstanding the foregoing, the parties understand and agree that the holders of such Ambassador Preferred shall nonetheless have the right to convert such stock into Ambassador Common Stock in the manner set forth in
Section 8(a) of such Articles Supplementary. To the extent any Ambassador Preferred shall not have been converted as of the Effective Time, AIMCO shall provide the funds for, and cause payment to be made in respect of, the redemption thereof on the date of the Effective Time.

          (e) JUPITER. At or prior to the Effective Time, Ambassador shall call for redemption the limited partnership interests not owned by Ambassador or its affiliates in Jupiter-I, L.P and Jupiter-II, L.P. (the "JUPITER REDEMPTION") in accordance with their respective partnership agreements and subject to and simultaneously with the Effective Time, the Surviving Corporation shall provide the funds for, and cause payment to be made in respect of, the redemption thereof upon the Effective Time.

          Section 2.2  ISSUANCE OF NEW CERTIFICATES.

          (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, AIMCO shall deposit, in trust for the benefit of holders of Certificates, with Bank of Boston (the "EXCHANGE AGENT"), certificates representing shares of AIMCO Common Stock required to effect the issuance referred to in Section 2.1(a), together with the Cash Amount, if any, and the cash payable in respect of fractional shares pursuant to Section 2.2(d) (collectively, the "EXCHANGE FUND"). The Exchange Fund shall not be used for any other purpose.

          (b) ISSUANCE PROCEDURES. As soon as practicable after the Effective Time, AIMCO shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "CERTIFICATE" or the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Ambassador Common Stock (the "CANCELED SHARES") that were canceled and became instead the right to receive shares of AIMCO Common Stock pursuant to Section 2.1(a): (i) a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of AIMCO Common Stock. Without limitation to the rights under Section 2.2(c), upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by AIMCO), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive, with respect to the shares of Ambassador Common Stock formerly represented thereby, (A) a certificate or certificates representing that number of whole shares of AIMCO Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(a), (B) the Cash Amount which such holder has the right to receive pursuant to Section 2.1(b) and (C) cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.2(d) hereof. In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of Ambassador, a certificate representing the proper number of shares of AIMCO Common Stock may be issued to a transferee if the Certificate representing such Canceled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of AIMCO Common Stock, the Cash Amount in respect thereof, and dividends and other distributions and cash in lieu of any fractional shares
of AIMCO Common Stock as contemplated by this Section 2.2.   If the OP
Reorganization is consummated concurrently with the

Merger, then concurrently with the issuance contemplated by this Section 2.2(b), the Surviving Corporation shall cause to be issued to the holders of OP Units, the limited partnership interests in the AIMCO Operating Partnership issuable upon consummation of the OP Reorganization.

          (c)  DISTRIBUTIONS WITH RESPECT TO SHARES.

          (i) Each of AIMCO and Ambassador shall declare a dividend to their respective shareholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. The dividend of each shall be equal to such party's most recent quarterly dividend rate, multiplied by the number of days elapsed since the last dividend record date through and including the Effective Time, and divided by 91. Such dividend shall be paid in the ordinary course of business consistent with the past practice of AIMCO or Ambassador, as the case may be, as to the manner and timing of payment. If payment of such dividends is made after the Effective Time, the Surviving Corporation shall pay such dividends to such holders. Concurrently with any such dividends on the Ambassador Common Stock, an equivalent OP Unit distribution shall be made.

          (ii) No dividends or other distributions declared or made after the Effective Time with respect to shares of AIMCO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of AIMCO Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of AIMCO Common Stock issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of AIMCO Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of AIMCO Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of AIMCO Common Stock.

          (d) NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of AIMCO Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of AIMCO Common Stock. A holder of Ambassador Common Stock who would otherwise have been entitled to a fractional share of AIMCO Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the AIMCO Index Price, without any interest thereon.

          (e) BOOK ENTRY. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.2(b) may, at the option of AIMCO, provide for the ability of a holder of one or more Certificates to elect that shares of AIMCO Common Stock to be received in exchange for the Canceled Shares formerly represented by such surrendered Certificates be issued in uncertificated form or to elect that such shares of AIMCO Common Stock be credited to an account established for the holder under the dividend reinvestment and stock purchase plan of AIMCO.

          (f) CLOSING OF TRANSFER BOOKS; ETC. From and after the Effective Time, the stock transfer books of Ambassador shall be closed and no registration of any transfer of any capital stock of Ambassador shall thereafter be made on the records of Ambassador. If, after the Effective Time, Certificates are presented to AIMCO, they shall be canceled and exchanged for certificates representing the appropriate number of shares of AIMCO Common Stock, the appropriate Cash Amount, if any, with respect thereof and cash in lieu of fractional shares and dividends and other distributions, as provided in this
Section 2.2. Shares of AIMCO Common Stock issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. AIMCO shall cause all such shares of AIMCO Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by AIMCO, upon the posting by such person of a bond in such amount as reasonably determined as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate(s), the consideration to be received by virtue of the Merger with respect to the AIMCO Common Stock represented thereby (subject to the payment of cash in lieu of fractional shares in accordance herewith) and such person shall be entitled to the voting, dividend and other distribution rights provided herein with respect thereto. Appropriate procedures shall be established by AIMCO and the Exchange Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of AIMCO Common Stock with a record date on or after the date of the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of the immediately preceding sentence, AIMCO may rely conclusively on the shareholder records of the Ambassador in determining the identity of, and the number of Ambassador Common Shares held by, each holder of a Certificate at the Effective Time.

          (g) TERMINATION OF EXCHANGE AGENT. Any certificates representing shares of AIMCO Common Stock deposited with the Exchange Agent pursuant to
Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to AIMCO, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to AIMCO; after which time any holder of unsurrendered Certificates shall look only to AIMCO for payment of such funds to which such holder may be due, subject to applicable law. AIMCO shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "PERSON" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.


                                     ARTICLE III

                                     THE CLOSING

          Section 3.1 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, at 10:00 A.M., local time, on the fifth NYSE trading day immediately following the date on which the last of the conditions set forth in Article VIII hereof is first fulfilled or has been waived, provided that all such conditions continue to be so satisfied or waived on such fifth trading day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent trading day on which all such conditions are again so satisfied or waived, subject, however, to Article IX hereof, or at such other time, date and place as AIMCO and Ambassador shall mutually agree (the "CLOSING DATE"); PROVIDED HOWEVER, that unless AIMCO otherwise agrees (in which event, all closing conditions and representations and warranties related to the matters referred to in Section 8.1(h) shall be deemed satisfied), the Closing and the Effective Time shall not occur prior to April 28, 1998, unless the condition set forth in Section 8.1(h) is satisfied prior to such time.


                                      ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF AMBASSADOR

          Ambassador makes the following representations and warranties to AIMCO. Except as set forth in the letter of even date herewith signed by the President and the Chief Executive Officer of Ambassador on behalf of Ambassador and delivered to AIMCO concurrently herewith (the "AMBASSADOR DISCLOSURE SCHEDULE") or as set forth in the Ambassador SEC Reports (as defined below):

          Section 4.1 ORGANIZATION AND QUALIFICATION. Ambassador and each of the Ambassador Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Ambassador and each Subsidiary of Ambassador has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than any of the foregoing would not have an Ambassador Material Adverse Effect (as defined in Section 4.6). As used in this Agreement, the term "SUBSIDIARY" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person. The term "AMBASSADOR SUBSIDIARY" shall mean the Ambassador Operating Partnership and each other Subsidiary of Ambassador in which Ambassador's equity investment exceeds $250,000.

          Section 4.2 SUBSIDIARIES. Section 4.2 of the Ambassador Disclosure Schedule sets forth a list as of the date hereof of all the Ambassador Subsidiaries. Except as set forth in Section 4.2 of the Ambassador Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Ambassador Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by Ambassador free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Ambassador Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 4.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of Ambassador consists of (i) 100,000,000 shares of Ambassador Common Stock, par value $0.01 per share, (ii) 20,000,000 shares of Preferred Stock, par value $0.01 per share ("AMBASSADOR PREFERRED"), and (iii) 120,000,000 shares of Excess Stock, par value $0.01 per share, of which 100,000,000 shares shall be designated Excess Common Stock ("EXCESS COMMON STOCK") and 20,000,000 shares shall be designated Excess Preferred Stock ("EXCESS PREFERRED STOCK") (Ambassador Preferred, Excess Common Stock and Excess Preferred Stock hereinafter collectively referred to as "AMBASSADOR PREFERRED STOCK"). At the close of business on December 20, 1997 (i) 10,552,180 shares of Ambassador Common Stock were issued, and not more than 2,319,000 shares of Ambassador Common Stock were reserved for issuance pursuant to The 1994 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries, as amended, The 1996 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries, and The 1997 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries (such Plans, collectively, the "AMBASSADOR STOCK PLANS"), (ii) 447,510 shares of Ambassador Common Stock are subject to outstanding options under the Ambassador Stock Plans, (iii) no shares of Ambassador Common Stock were held by Ambassador in its treasury or by its wholly owned Subsidiaries, (iv) 1,351,351 shares of Ambassador Preferred were issued and of such issued shares, none were held by Ambassador in its treasury or by its wholly owned Subsidiaries, (v) no shares of Excess Common Stock were outstanding, (vi) 895,318 shares of Ambassador Common Stock were reserved for issuance upon the exchange of outstanding OP Units,
(vii) no shares of Excess Preferred Stock were outstanding, (viii) 925,006 shares of Ambassador Common Stock were reserved for issuance upon the exchange of outstanding limited partnership interests in Jupiter I, L.P., (ix) 270,227 shares of Ambassador

Common Stock were reserved for issuance upon the exchange of outstanding limited partnership interests in Jupiter II, L.P. and (x) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("VOTING DEBT"), were issued or outstanding. All outstanding shares of Ambassador Common Stock and Ambassador Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date hereof, except as set forth in Section 4.3 of the Ambassador Disclosure Schedule or pursuant to this Agreement and the Ambassador Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which Ambassador or any Subsidiary of Ambassador is a party or by which any of them are bound obligating Ambassador or any Subsidiary of Ambassador to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Ambassador or any Subsidiary of Ambassador or obligating Ambassador or any Subsidiary of Ambassador to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Each share of outstanding Ambassador Preferred is by its terms redeemable by Ambassador, for cash or Ambassador Common Stock, after certain times for a stated value or percentage of issue price, plus accrued and unpaid dividends. Except as set forth in Section 4.3 of the Ambassador Disclosure Schedule, or other than in connection with the Ambassador Stock Plans, after the Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating Ambassador or any Subsidiary of Ambassador to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Ambassador or any Subsidiary of Ambassador, or obligating Ambassador or any Subsidiary of Ambassador to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          Section 4.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

          (a) AUTHORITY. Ambassador has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the applicable Ambassador Shareholders' Approval (as defined in Section 4.12) and the applicable Ambassador Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Ambassador of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ambassador, subject to obtaining the applicable Ambassador Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Ambassador and, assuming the due authorization, execution and delivery hereof by AIMCO, constitutes the valid and binding obligation of Ambassador enforceable against it in accordance with the terms of this Agreement.

          (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the Ambassador Disclosure Schedule, the execution and delivery of this Agreement by Ambassador does not, and the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, including tax exempt financing status, under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of Ambassador or any of the Ambassador Subsidiaries (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a "VIOLATION" with respect to Ambassador and such term when used in Article V having a correlative meaning with respect to AIMCO) pursuant to any provisions of (i) the Articles of Incorporation, by-laws or similar governing documents of Ambassador or any of the Ambassador Subsidiaries, (ii) subject to obtaining the Ambassador Required Statutory Approvals and the receipt of the Ambassador Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to Ambassador or any of the Ambassador Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the Ambassador Disclosure Schedule (the "AMBASSADOR REQUIRED CONSENTS"), any material note, bond, mortgage, indenture, credit enhancement agreement, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Ambassador or any of the Ambassador Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have an Ambassador Material Adverse Effect. Without any implication that the contrary would otherwise be true, the foregoing representation and warranty does not address the financial, business, operation or like matters of AIMCO or any of its Subsidiaries or, from and after the Effective Time, the Surviving Corporation or any of its Subsidiaries.

          (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including the United States Department of Housing and Urban Development, a stock exchange or other self-regulatory body) or authority (each, a "GOVERNMENTAL AUTHORITY" expressly excluding for purposes of this definition the Federal National Mortgage Association, state or local municipal finance authorities and other similar quasi-governmental entities) is necessary for the execution and delivery of this Agreement by Ambassador or the consummation by Ambassador of the transactions contemplated hereby except as described in Section 4.4(c) of the Ambassador Disclosure Schedule or the failure of which to obtain would not result in an Ambassador Material Adverse Effect (the "AMBASSADOR REQUIRED STATUTORY APPROVALS," it being understood that references in this Agreement to "obtaining" such Ambassador Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          (d) COMPLIANCE. Except as set forth in Section 4.4(b) of the Ambassador Disclosure Schedule, or as disclosed in the Ambassador SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither Ambassador nor any of the Ambassador Subsidiaries is, to the knowledge of Ambassador, in violation of or under investigation with respect to any violation of, or has been given written notice of, or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations or possible violations which individually or in the aggregate would not have an Ambassador Material Adverse

Effect. Except as set forth in Section 4.4(b) of the Ambassador Disclosure Schedule or as disclosed in the Ambassador SEC Reports filed prior to the date hereof, Ambassador and the Ambassador Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted other than those permits, licenses, franchises and other governmental authorizations, consents and approvals the failure of which to possess would not have an Ambassador Material Adverse Effect. Ambassador and each of the Ambassador Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by Ambassador or any Ambassador Subsidiary under (i) its articles of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which Ambassador or any Ambassador Subsidiary is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have an Ambassador Material Adverse Effect. No representation or warranty is made with respect to the Americans with Disabilities Act.

          Section 4.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by Ambassador and the Ambassador Subsidiaries since August 24, 1994 under the Securities Act of 1933, as amended (the "SECURITIES ACT"); the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); have been filed with the Securities and Exchange Commission (the "SEC") including all forms, statements, reports, all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. "AMBASSADOR SEC REPORTS" shall mean each report, schedule, registration statement and definitive proxy statement filed with the SEC by Ambassador pursuant to the requirements of the Securities Act or Exchange Act since August 24, 1994 (as such documents have since the time of their filing been amended). As of their respective dates, the Ambassador SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Ambassador included in the Ambassador SEC Reports (collectively, the "AMBASSADOR FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the financial position of Ambassador as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit and year-end adjustments. True, accurate and complete copies of the Articles of Incorporation and by-laws of Ambassador, as in effect on the date hereof, are included (or incorporated by reference) in the Ambassador SEC Reports.

          Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Ambassador SEC Reports filed prior to the date hereof, since December 31, 1996, Ambassador and each of the Ambassador Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been any Ambassador Material Adverse Effect.
For purposes of this Agreement, a "AMBASSADOR MATERIAL ADVERSE EFFECT" shall mean the existence of any fact or condition (other than as disclosed in the Ambassador SEC Reports filed prior to the date hereof or as set forth in the Ambassador Disclosure Schedule) which has had or is reasonably likely to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of Ambassador and the Ambassador Subsidiaries taken as a whole; PROVIDED, HOWEVER, that adverse effects on the business, assets, financial condition, results of operations or prospects of Ambassador or the Ambassador Subsidiaries due to general economic conditions or conditions affecting generally the multi-family apartment property market or any of the markets in which Ambassador operates shall not be deemed to be an Ambassador Material Adverse Effect and shall not be taken into account in determining the existence of an Ambassador Material Adverse Effect.

          Section 4.7 LITIGATION. Except as disclosed in the Ambassador SEC Reports filed prior to the date hereof or as set forth in Sections 4.7, 4.9 or
4.11 of the Ambassador Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of Ambassador, threatened, nor are there, to the knowledge of Ambassador, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened, against, relating to or affecting Ambassador or any of the Ambassador Subsidiaries which would have an Ambassador Material Adverse Effect,
(b) there have not been any significant developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have an Ambassador Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator specifically applicable to Ambassador or any of the Ambassador Subsidiaries, except for such that would not have an Ambassador Material Adverse Effect. The challenge asserted by an advisor to certain investors who held Class B certificates in TEB Municipal Trust I (on behalf of such investors) has been settled and releases have been obtained from such advisor (on behalf of such investors) and Ambassador is not aware that any party intends to bring any claim, suit, action or proceeding concerning Ambassador's actions with respect to such Class B certificates.

          Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Ambassador for inclusion or incorporation by reference in (a) the registration statement on Form S-4 or S-8 or any post-effective amendment to a registration statement on Form S-4 or S-8 to be filed with the SEC by AIMCO in connection with the issuance of shares of AIMCO Common Stock in the Merger (as amended or supplemented, the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the proxy statement, in definitive form, relating to the meeting of Ambassador shareholders to be held in connection with the Merger and the transactions related thereto (as amended or supplemented, the "PROXY STATEMENT") will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 4.9 TAX MATTERS. "TAXES," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "TAX RETURN," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Ambassador or any Ambassador Subsidiary or AIMCO or any AIMCO Subsidiary, as the case may be.

          Except as set forth in Section 4.9 of the Ambassador Disclosure Schedule and except as would not result in an Ambassador Material Adverse
Effect:

          (a) FILING OF TIMELY TAX RETURNS. Ambassador and each of the Ambassador Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

          (b) PAYMENT OF TAXES. Ambassador and each of the Ambassador Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

          (c) TAX RESERVES. Ambassador and the Ambassador Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

          (d) TAX LIENS. There are no Tax liens upon the assets of Ambassador or any of the Ambassador Subsidiaries except liens for Taxes not yet due.

          (e) WITHHOLDING TAXES. Ambassador and each of the Ambassador Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.


          (f) REIT CLASSIFICATION. At all times since the initial public offering of Ambassador, Ambassador has been organized and operated in conformity with the REIT Requirements (as defined in Section 9.3(a)).

          (g) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Ambassador or any of the Ambassador Subsidiaries.

          (h) TAX RULINGS. Neither Ambassador nor any of the Ambassador Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority. "TAX RULING," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "CLOSING AGREEMENT," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (i) TAX SHARING AGREEMENTS. Except as between affiliates of Ambassador as set forth in Section 4.2 of the Ambassador Disclosure Schedule, neither Ambassador nor any Ambassador Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

          (j) CODE SECTION 280G. Neither Ambassador nor any of the Ambassador Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

          (k) LIABILITY FOR OTHERS. Neither Ambassador nor any of the Ambassador Subsidiaries has any liability for Taxes of any person other than Ambassador and the Ambassador Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

          (l) SECTION 341(f). Neither Ambassador nor any of the Ambassador Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Ambassador or any of the Ambassador Subsidiaries.

          (m) BUILT-IN GAINS. None of Ambassador or the Ambassador Subsidiaries has a net unrealized built-in gain within the meaning of
     Section 1374(d)(1) of the Code that would be subject to IRS Notice 88-19.

          (n) SUBCHAPTER C. None of Ambassador or the Ambassador Subsidiaries has any earnings and profits accumulated in any non-REIT year within the meaning of Section 857 of the Code.

          Section 4.10  EMPLOYEE MATTERS; ERISA.  Except as set forth in Section
4.10 of the Ambassador Disclosure Schedule:

          (a) BENEFIT PLANS. As of the date hereof, Section 4.10(a) of the Ambassador Disclosure Schedule contains a true and complete list of each written material employment agreement, employee benefit plan, policy or agreement covering employees, former employees or directors of Ambassador and each of the Ambassador Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "AMBASSADOR BENEFIT PLANS"). Since September 30, 1997, there have been no new plans adopted nor changes, additions or modification to any existing plan.

          (b) CONTRIBUTIONS. All material contributions and other payments required to have been made by Ambassador or any of the Ambassador Subsidiaries to any Ambassador Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Ambassador Financial Statements.

          (c) QUALIFICATION; COMPLIANCE. Each of the Ambassador Benefit Plans intended to be"qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to the knowledge of Ambassador, no circumstances exist that are reasonably expected by Ambassador to result in the revocation of any such determination. Ambassador is in compliance in all material respects with, and each of the Ambassador Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Ambassador Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any Ambassador Benefit Plan, and which could give rise to liability on the part of Ambassador, any Ambassador Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to Ambassador or would be material to Ambassador if it were Ambassador's liability.

          (d) LIABILITIES. With respect to the Ambassador Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of Ambassador, there does not now exist any condition or set of circumstances, that could reasonably subject Ambassador or any of the Ambassador Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Ambassador or any of the Ambassador Subsidiaries is a party, excluding liability relating to benefit claims and funding obligations payable in the ordinary course.

          (e)  WELFARE PLANS.   Other than continuation coverage required to be
     provided under Section 4980B of the Code or Part 6 of Title I of ERISA or otherwise as provided by state law, none of the Ambassador Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service which would have an Ambassador Material Adverse Effect,

          (f) PAYMENTS RESULTING FROM THE MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or as a pre-condition to and upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of Ambassador or any of the Ambassador Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from Ambassador or any of the Ambassador Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Ambassador Benefit Plan becoming accelerated, vested or payable.

          (g) BREACHES CUMULATIVE. No inaccuracy of any of the foregoing representations and warranties in this Section 4.10 shall be deemed to exist unless such inaccuracy, either individually or with other inaccuracies of this Section 4.10, would be deemed material to Ambassador and its Subsidiaries taken as a whole.

          Section 4.11  ENVIRONMENTAL PROTECTION.

          (a)Except as set forth in Section 4.11 of the Ambassador Disclosure Schedule or in the Ambassador SEC Reports filed prior to the date hereof:

          (i) COMPLIANCE. Ambassador and each of the Ambassador Subsidiaries is in compliance with all applicable Environmental Laws (as defined in Section 4.11(b)(ii)) and neither Ambassador nor any of the Ambassador Subsidiaries has received any written communication from any person or Governmental Authority that alleges that Ambassador or any of the Ambassador Subsidiaries is not in such compliance with applicable Environmental Laws except in each foregoing case where the failure to so comply would not have an Ambassador Material Adverse Effect. To the knowledge of Ambassador, compliance with all applicable Environmental Laws will not require Ambassador or any Ambassador Subsidiary to incur costs in excess of amounts reserved against in the

     Ambassador Financial Statements, which excess would result in an Ambassador Material Adverse Effect.

          (ii) ENVIRONMENTAL PERMITS. Ambassador and each of the Ambassador Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have an Ambassador Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Ambassador and the Ambassador Subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits.

          (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim (as defined in Section 4.11(b)(i)) which would have an Ambassador Material Adverse Effect pending (A) against Ambassador or any of the Ambassador Subsidiaries, (B) to the knowledge of Ambassador, against any person or entity whose liability for any Environmental Claim Ambassador or any of the Ambassador Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) or, to the knowledge of Ambassador, against any real or personal property or operations which Ambassador or any of the Ambassador Subsidiaries owns, leases or manages, in whole or in part.

          (iv) RELEASES. Ambassador has no knowledge of any Releases (as defined in Section 4.11(b)(iv)) of any Hazardous Material (as defined in
     Section 4.11(b)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against Ambassador or any of the Ambassador Subsidiaries or against any person or entity whose liability for any Environmental Claim Ambassador or any of the Ambassador Subsidiaries has retained or assumed either contractually or by operation of law except for any such Environmental Claim which would not have an Ambassador Material Adverse Effect.

          (v) PREDECESSORS. Ambassador has no knowledge, with respect to any predecessor of Ambassador or any of the Ambassador Subsidiaries of any pending or threatened Environmental Claim which would have an Ambassador Material Adverse Effect, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have an Ambassador Material Adverse Effect.

          (b)  DEFINITIONS.  As used in this Agreement:

          (i)"ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (in each case in writing) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Ambassador or any of the Ambassador Subsidiaries (for purposes of this Section 4.11) or by AIMCO or any of the AIMCO Subsidiaries (for purposes of Section 5.11); or (B) circumstances known to Ambassador (for purposes of this Section 4.11) or known to AIMCO (for purposes of Section 5.11) to form the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials, in each case as known to Ambassador (for purposes of this Section 4.11) or known to AIMCO (for purposes of Section 5.11).

          (ii) "ENVIRONMENTAL LAWS" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBS"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Ambassador or any of the Ambassador Subsidiaries operates (for purposes of this Section 4.11) or AIMCO or any of the AIMCO Subsidiaries operates (for purposes of Section 5.11).

          (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          Section 4.12 VOTE REQUIRED. Provided that the Ambassador Preferred Stock has been redeemed pursuant to Section 2.1, the affirmative vote of the holders of at least two-thirds of the shares of Ambassador Common Stock outstanding on the record date for the meeting at which such vote is taken (the "AMBASSADOR SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of Ambassador or any of its Subsidiaries that is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 4.13 OPINION OF FINANCIAL ADVISOR. Ambassador has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH"), dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by the holders of Ambassador Common Stock (other than AIMCO and its affiliates) in the Merger is fair from a financial point of view.

          Section 4.14  PROPERTY.

          (a) TRANSFERABILITY. The properties listed in Section 4.14 of the Ambassador Disclosure Schedule are all the real estate properties owned by Ambassador or a Subsidiary of Ambassador (the "AMBASSADOR PROPERTIES"). Each outstanding loan secured by an Ambassador Property (the "MORTGAGES") is listed opposite such Ambassador Property in Section 4.14 of the Ambassador Disclosure Schedule, and lists, individually, the unpaid principal on the Mortgage and the accrued but unpaid interest, if delinquent, on the Mortgage.

          (b) NO LDP'S. None of Ambassador, any Subsidiary of Ambassador or any party which manages an Ambassador Property (a "MANAGER") is subject to any limited denial of participation ("LDP") issued by the United States Department of Housing and Urban Development, or any office or agency thereof, and Ambassador knows of no facts which could reasonably be expected to result in an LDP being issued to Ambassador, any Subsidiary of Ambassador or any Manager, in any case which would be material to Ambassador and its Subsidiaries taken as a whole.

          Section 4.15  AMBASSADOR INDEBTEDNESS.

          (a) CREDIT LYONNAIS DEBT. As of November 30, 1997 the aggregate principal on the unsecured revolving credit facility (the "LINE OF CREDIT") with Credit Lyonnais New York Branch ("CLNY") incurred pursuant to that certain line of credit agreement entered into as of May 28, 1997 and amended on June 27, 1997, was $2,010,000.

          (b) NOMURA DEBT. As of November 30, 1997 the aggregate principal on the secured revolving credit facility (the "NOMURA DEBT") with Nomura Asset Capital Corporation ("NACC") incurred pursuant to that loan agreement entered into as of June 22, 1997 and amended on September 30, 1997, was $35,250,000.

          Section 4.16 AMBASSADOR KNOWLEDGE. For the purposes hereof, the knowledge of Ambassador and its Subsidiaries shall be limited to the actual knowledge of the senior executive officers of Ambassador.

                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF AIMCO

          AIMCO makes the following representations and warranties to Ambassador. Except as set forth in the letter of even date herewith signed by the President of AIMCO on behalf of AIMCO and delivered to Ambassador concurrently herewith (the "AIMCO DISCLOSURE SCHEDULE") or as set forth in the AIMCO SEC Reports (as defined in Section 5.5):

          Section 5.1 ORGANIZATION AND QUALIFICATION. AIMCO and each of the AIMCO Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. AIMCO and each Subsidiary of AIMCO has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have an AIMCO Material Adverse Effect (as defined in Section 5.6). As used in this Agreement, the term "AIMCO SUBSIDIARY" shall mean a Subsidiary of AIMCO in which AIMCO's equity investment exceeds $250,000.

          Section 5.2 SUBSIDIARIES. Section 5.2 of the AIMCO Disclosure Schedule sets forth a list as of the date hereof of all the AIMCO Subsidiaries. Except as set forth in Section 5.2 of the AIMCO Disclosure Schedule, all of the issued and outstanding shares of capital stock of each AIMCO Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by AIMCO free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such AIMCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 5.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of AIMCO consists of (i) 150,000,000 shares of AIMCO Common Stock, par value $0.01 per share, (ii) 425,000 shares of Class B Common Stock, par value $0.01 per share (the "AIMCO CLASS B COMMON STOCK"), (iii) 750,000 shares of Class B Cumulative Convertible Preferred Stock, par value $0.01 per share (the "AIMCO CLASS B PREFERRED") and (iv) 2,760,000 shares of Class C Cumulative Preferred Stock, par value $0.01 per share (the "AIMCO CLASS C PREFERRED" and, together with the AIMCO Class B Common Stock, the "AIMCO PREFERRED STOCK"). At the close of business on December 20, 1997, (i) 40,000,326 shares of AIMCO Common Stock were issued and outstanding, and of such issued shares, none were held by AIMCO in its treasury or by its wholly owned

Subsidiaries, (ii) 325,000 shares of AIMCO Class B Common Stock were issued and outstanding, and of such issued shares, none were held by AIMCO in its treasury or by its wholly owned Subsidiaries, (iii) 750,000 shares of AIMCO Class B Preferred were issued and outstanding, and of such issued shares, none were held by AIMCO in its treasury or by its wholly owned Subsidiaries, (iv) no shares of AIMCO Class C Preferred were issued and outstanding, (v) 4,938,710 shares of AIMCO Common Stock were reserved for issuance upon the exchange of units of limited partnership in the AIMCO Operating Partnership, (vi) 325,000 shares of AIMCO Common Stock were reserved for issuance upon conversion of the AIMCO Class B Common Stock, (vii) 953,645 shares of AIMCO Common Stock were reserved for issuance upon exercise of outstanding options, (viii) 2,463,053 shares of AIMCO Common Stock were reserved for issuance upon conversion of AIMCO Class B Preferred Stock, (ix) 2,400,000 shares of AIMCO Class C Preferred were reserved for issuance upon the consummation of an offering expected to close on December 23, 1997, and (x) no Voting Debt was issued or outstanding. All outstanding shares of AIMCO Common Stock and AIMCO Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date hereof, except as disclosed in the AIMCO SEC Reports filed prior to the date hereof or as set forth in Section 5.3 of the AIMCO Disclosure Schedule or pursuant to this Agreement and the AIMCO Benefit Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which AIMCO or any Subsidiary of AIMCO is a party or by which any of them are bound obligating AIMCO or any Subsidiary of AIMCO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of AIMCO or any Subsidiary of AIMCO or obligating AIMCO or any Subsidiary of AIMCO to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          Section 5.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

          (a) AUTHORITY. AIMCO has all requisite corporate power and authority to enter into this Agreement and the applicable AIMCO Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by AIMCO of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AIMCO, subject to obtaining the applicable AIMCO Shareholders' Approval. This Agreement has been duly and validly executed and delivered by AIMCO and, assuming the due authorization, execution and delivery hereof by Ambassador, constitutes the valid and binding obligation of AIMCO enforceable against it in accordance with the terms of this Agreement.

          (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the AIMCO Disclosure Schedule, the execution and delivery of this Agreement by AIMCO does not, and the consummation of the transactions contemplated hereby will not, result in a Violation with respect to AIMCO or any of the AIMCO Subsidiaries pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of AIMCO or any of the AIMCO Subsidiaries, (ii) subject to obtaining the AIMCO Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to AIMCO or any of the AIMCO Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the AIMCO Disclosure Schedule (the "AIMCO REQUIRED CONSENTS"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which AIMCO or any of the AIMCO Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have an AIMCO Material Adverse Effect.

          (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by AIMCO or the consummation by AIMCO of the transactions contemplated hereby except as described in Section 5.4(c) of the AIMCO Disclosure Schedule or the failure of which to obtain would not result in an AIMCO Material Adverse Effect (the "AIMCO REQUIRED STATUTORY APPROVALS," it being understood that references in this Agreement to "obtaining" such AIMCO Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          (d) COMPLIANCE. Except as set forth in Section 5.7 of the AIMCO Disclosure Schedule or as disclosed in the AIMCO SEC Reports filed prior to the date hereof, neither AIMCO nor any of the AIMCO Subsidiaries is, to the knowledge of AIMCO, in violation of or under investigation with respect to any violation of, or has been given written notice of, or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have an AIMCO Material Adverse Effect. Except as disclosed in the AIMCO SEC Reports filed prior to the date hereof, AIMCO and the AIMCO Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted other than those permits, licenses, franchises and other governmental authorizations, consents and approvals the failure of which to possess would not have an AIMCO Material Adverse Effect. AIMCO and each of the AIMCO Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by AIMCO or any AIMCO Subsidiary under
(i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which AIMCO or any AIMCO Subsidiary is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have an AIMCO Material Adverse Effect. No representation or warranty is made with respect to the Americans with Disabilities Act.

          Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by AIMCO and the AIMCO Subsidiaries since December 31, 1996 under the Securities Act, the Exchange Act and applicable state laws and regulations have been filed with the SEC or the appropriate state commission, as the case may be, including all forms, statements, reports, all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or to so comply would not result in an AIMCO Material Adverse Effect. "AIMCO SEC REPORTS" shall mean each report, schedule, registration statement and definitive proxy statement filed with the SEC by AIMCO pursuant to the requirements of the Securities Act or Exchange Act since December 31, 1994 as such documents have since the time of their filing been amended. As of their respective dates, the AIMCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of AIMCO included in the AIMCO SEC Reports (collectively, the "AIMCO FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the financial position of AIMCO as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit and year-end adjustments. True, accurate and complete copies of the AIMCO Articles and AIMCO By-Laws, as in effect on the date hereof, are included (or incorporated by reference) in the AIMCO SEC Reports.

          Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the AIMCO SEC Reports filed prior to the date hereof, since December 31, 1996, AIMCO and each of the AIMCO Subsidiaries have conducted their business only in the ordinary course of business (except for acquisitions and dispositions) and there has not been any AIMCO Material Adverse Effect. For purposes of this Agreement, an "AIMCO MATERIAL ADVERSE EFFECT" shall mean the existence of any fact or condition (other than as disclosed in the AIMCO SEC Reports filed prior to the date hereof or as set forth in the AIMCO Disclosure Schedule) which has or is reasonably likely to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of AIMCO and the AIMCO Subsidiaries taken as a whole, PROVIDED, HOWEVER, that adverse effects on the business, assets, financial condition, results of operations or prospects of AIMCO and the AIMCO Subsidiaries taken as a whole due to general economic conditions or conditions affecting generally the multi-family apartment property market in which AIMCO operates shall not be deemed to be an AIMCO Material Adverse Effect and shall not be taken into account in determining the existence of an AIMCO Material Adverse Effect.

          Section 5.7 LITIGATION. Except as disclosed in the AIMCO SEC Reports filed prior to the date hereof or as disclosed in Section 5.7 of the AIMCO Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of AIMCO, threatened, nor are there, to the knowledge of AIMCO, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting AIMCO or any of the AIMCO Subsidiaries which would have an AIMCO Material Adverse Effect, (b) there have not been any significant developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have an AIMCO Material Adverse Effect and
(c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator specifically applicable to AIMCO or any of the AIMCO Subsidiaries, except for such that would not have an AIMCO Material Adverse Effect.

          Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of AIMCO for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed by AIMCO with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the AIMCO Disclosure Schedule and except as would not result in an AIMCO Material Adverse Effect:

          (a) FILING OF TIMELY TAX RETURNS. AIMCO and each of the AIMCO Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

          (b) PAYMENT OF TAXES. AIMCO and each of the AIMCO Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

          (c) TAX RESERVES. AIMCO and the AIMCO Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

          (d) TAX LIENS. There are no Tax liens upon the assets of AIMCO or any of the AIMCO Subsidiaries except liens for Taxes not yet due.

          (e) WITHHOLDING TAXES. AIMCO and each of the AIMCO Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

          (f) REIT CLASSIFICATION. At all times since the initial public offering of AIMCO, AIMCO has been organized and operated in conformity with the REIT Requirements and its proposed method of operation will enable it to continue to meet the REIT Requirements.

          (g) CONTINUATION AS REIT. The execution or delivery by AIMCO of this Agreement and the consummation by AIMCO of the transactions contemplated hereby or compliance with or fulfillment of terms and provisions hereof by AIMCO, will not adversely affect the qualification of AIMCO as a REIT, for each taxable year ending on or after the date of this Agreement.

          (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of AIMCO or any of the AIMCO Subsidiaries.

          (i) TAX RULINGS. Neither AIMCO nor any of the AIMCO Subsidiaries has a pending Tax Ruling or has entered into a Closing Agreement with any taxing authority.

          (j) TAX SHARING AGREEMENTS. Except as between affiliates of AIMCO as set forth in Section 5.2 of the AIMCO Disclosure Schedule, neither AIMCO nor any AIMCO Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

          (k) CODE SECTION 280G. Except for the AIMCO Benefit Plans, neither AIMCO nor any of the AIMCO Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

          (l) LIABILITY FOR OTHERS. Neither AIMCO nor any of the AIMCO Subsidiaries has any liability for Taxes of any person other than AIMCO and the AIMCO Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or
     (iii) otherwise.

          (m) SECTION 341(f). Neither AIMCO nor any of the AIMCO Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by AIMCO or any of the AIMCO Subsidiaries.

          Section 5.10  EMPLOYEE MATTERS; ERISA.  Except as set forth in Section
5.10 of the AIMCO Disclosure Schedule:

          (a) BENEFIT PLANS. As of the date hereof, Section 5.10(a) of the AIMCO Disclosure Schedule contains a true and complete list of each written material employee benefit plan, policy or agreement covering employees, former employees or directors of AIMCO and each of the AIMCO Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of
     Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "AIMCO BENEFIT PLANS"). Since September 30, 1997, there have been no new plans adopted nor changes, additions or modification to any existing plan.

          (b) CONTRIBUTIONS. All material contributions and other payments required to be made by AIMCO or any of the AIMCO Subsidiaries to any AIMCO Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the AIMCO Financial Statements.

          (c) QUALIFICATION; COMPLIANCE. Each of the AIMCO Benefit Plans intended to be"qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the knowledge of AIMCO, no circumstances exist that are reasonably expected by AIMCO to result in the revocation of any such determination. AIMCO is in compliance in all material respects with, and each of the AIMCO Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each AIMCO Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any AIMCO Benefit Plan, and which could give rise to liability on the part of AIMCO, any AIMCO Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to AIMCO or would be material to AIMCO if it were AIMCO's liability.

          (d) LIABILITIES. With respect to the AIMCO Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of AIMCO, there does not now exist any condition or set of circumstances, that could subject AIMCO or any of the AIMCO Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which AIMCO or any of the AIMCO Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

          (e) WELFARE PLANS. Other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA or otherwise as provided by state law, none of the AIMCO Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service which would have an AIMCO Material Adverse Effect.

          (f) PAYMENTS RESULTING FROM THE MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or as a pre-condition to and upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of AIMCO or any of the AIMCO Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from AIMCO or any of the AIMCO Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any AIMCO Benefit Plan becoming accelerated, vested or payable.

          (d) BREACHES CUMULATIVE. No inaccuracy of any of the foregoing representations and warranties in this Section 5.10 shall be deemed to exist unless such inaccuracy, either individually or with other inaccuracies of this Section 5.10, would be deemed material to AIMCO and its Subsidiaries taken as a whole.

          Section 5.11  ENVIRONMENTAL PROTECTION.

          (a) Except as set forth in Section 5.11 of the AIMCO Disclosure Schedule or in the AIMCO SEC Reports filed prior to the date hereof:

          (i) COMPLIANCE. AIMCO and each of the AIMCO Subsidiaries is in compliance with all applicable Environmental Laws and neither AIMCO nor any of the AIMCO Subsidiaries has received any written communication from any person or Governmental Authority that alleges that AIMCO or any of the AIMCO Subsidiaries is not in such compliance with applicable Environmental Laws except in each foregoing case where the failure to so comply would not have an AIMCO Material Adverse Effect. To the knowledge of AIMCO, compliance with all applicable Environmental Laws will not require AIMCO or any AIMCO Subsidiary to incur costs in excess of amounts reserved against in the AIMCO Financial Statements, which excess would result in an AIMCO Material Adverse Effect.

         (ii) ENVIRONMENTAL PERMITS. AIMCO and each of the AIMCO Subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have an AIMCO Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and AIMCO and the AIMCO Subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits.

        (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim which would have an AIMCO Material Adverse Effect pending (A) against AIMCO or any of the AIMCO Subsidiaries, (B) to the knowledge of AIMCO, against any person or entity whose liability for any Environmental Claim AIMCO or any of the AIMCO Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) or, to the knowledge of AIMCO against any real or personal property or operations which AIMCO or any of the AIMCO Subsidiaries owns, leases or manages, in whole or in part.

          (iv) RELEASES. AIMCO has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against AIMCO or any of the AIMCO Subsidiaries or against any person or entity whose liability for any Environmental Claim AIMCO or any of the AIMCO Subsidiaries retained or assumed either contractually or by operation of law except for any such Environmental Claim which would not have an AIMCO Material Adverse Effect.

          (v) PREDECESSORS. AIMCO has no knowledge, with respect to any predecessor of AIMCO or any of the AIMCO Subsidiaries of any pending or threatened, Environmental Claim which would have an AIMCO Material Adverse Effect or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have an AIMCO Material Adverse Effect.

          Section 5.12  PROPERTIES.   Neither AIMCO nor any Subsidiary of AIMCO
is subject to any LDP, and AIMCO knows of no facts which could reasonably be expected to result in an LDP being issued to AIMCO or any Subsidiary of AIMCO.

          Section 5.13 VOTE NOT REQUIRED. The approval of this Agreement, the Merger and the issuance of the AIMCO Common Stock to be issued in the Merger and the other transactions contemplated hereby, does not require the vote of the holders of any class or series of the capital stock of AIMCO or any of its Subsidiaries.

          Section 5.14 AIMCO KNOWLEDGE. For the purposes hereof, the knowledge of AIMCO and its Subsidiaries shall be limited to the actual knowledge of the senior executive officers of AIMCO.


                                      ARTICLE VI

                        CONDUCT OF BUSINESS PENDING THE MERGER

          Section 6.1 COVENANTS OF AMBASSADOR. Ambassador agrees, as to itself and as to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement, (i) except as expressly contemplated or permitted in this Agreement, (ii) except as AIMCO may otherwise agree in writing (which decision regarding agreement shall be made as soon as reasonably practicable and which agreement shall not be unreasonably withheld) and (iii) except as otherwise set forth in the Ambassador Disclosure Schedule, the Ambassador SEC Reports or Section 6.1 of the Ambassador Disclosure Schedule; PROVIDED, HOWEVER, Ambassador shall confer on a regular and frequent basis with representatives of AIMCO in the course of Ambassador's implementation of the policies enumerated in Section 6.1 of the Ambassador Disclosure Schedule:

          (a) ORDINARY COURSE OF BUSINESS. Ambassador shall, and shall cause its respective Subsidiaries to, subject to the other provisions of this Agreement, (i) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (ii) use all commercially reasonable efforts (but which shall not require the payment of money) to preserve intact their present business organizations, preserve relationships with customers, suppliers and others having business dealings with them, take all actions necessary to continue to qualify as a REIT, and subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their present officers and employees, PROVIDED, HOWEVER, that nothing shall prohibit Ambassador or any of its Subsidiaries from transferring operations to Ambassador or any of its wholly owned Subsidiaries. Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, enter into a new line of business involving any material investment of assets or resources of, or any material exposure to liability or loss to, Ambassador and the Ambassador Subsidiaries taken as a whole.

          (b) DIVIDENDS. Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to Ambassador or Ambassador's Subsidiaries other than (A) dividends required to be paid on any Ambassador Preferred Stock in accordance with the terms thereof, (B) regular quarterly dividends and distributions on Ambassador Common Stock and OP Units with usual record and payment dates not, during any period of any fiscal year, in excess of the quarterly dividend most recently declared on such stock and units as of the date hereof; provided however, that Ambassador shall declare and pay the dividend provided in
     Section 2.2(c)(i) hereof, and the OP Unit distribution contemplated by
     Section 2.2(c)(i) shall be made, and (C) dividends necessary to maintain Ambassador's status as a REIT under the Code, (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock as a class or (iii) except as set forth in Section 6.1 of the Ambassador Disclosure Schedule, redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) redemptions, purchases or acquisitions required by the terms of any series of Ambassador Preferred Stock or (B) for the purpose of funding employee stock ownership plans in accordance with past practice. Notwithstanding the foregoing, Ambassador may redeem the Ambassador Preferred pursuant to the provisions of Section 2.1, effect the conversion of the Ambassador Preferred into Ambassador Common Stock in accordance with the terms of the Ambassador Preferred, and issue shares of Ambassador Common Stock in exchange for the Ambassador OP Units (or make cash payments in respect thereof as contemplated by that certain Exchange Rights Agreement of Ambassador, as amended (the "EXCHANGE AGREEMENT")).

          (c) ISSUANCE OF SECURITIES. Except as set forth in Section 6.1 of the Ambassador Disclosure Schedule and except pursuant to outstanding options, rights, agreements, obligations and commitments as disclosed in the Ambassador SEC Reports or the Ambassador Disclosure Schedule or pursuant to the terms of the Ambassador Preferred, the Exchange Agreement, or the Registration Rights Agreements (as defined in the Ambassador


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

     Disclosure Schedule), Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) intercompany issuances of capital stock and (ii) issuances in the ordinary course of business consistent with past practice of up to 10,000 shares of (or options on) Ambassador Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans existing prior to the date hereof and heretofore disclosed to AIMCO or issuances pursuant to plans adopted after the date hereof which shall be reasonably acceptable to AIMCO. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with the issuance of securities as contemplated by this Section 6.1, subject to obtaining customary indemnities.

          (d) CHARTER DOCUMENTS. Ambassador shall not amend or propose to amend its charter, by-laws or regulations, or similar organic documents, except as contemplated herein.

          (e) NO ACQUISITIONS. Except as set forth in Section 6.1 of the Ambassador Disclosure Schedule, Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall Ambassador acquire or agree to acquire a material amount of assets, other than in the ordinary course of business consistent with past practice.

          (f) CAPITAL EXPENDITURES. Except as required by law, Ambassador shall not, nor shall Ambassador permit any Subsidiary of Ambassador to, make capital expenditures during any fiscal year (other than recurring and rehabilitation capital expenditures made in the ordinary and usual course of business) in excess of the amount budgeted for capital expenditures for such fiscal year or as set forth in Section 6.1 of the Ambassador Disclosure Schedule.

          (g) NO DISPOSITIONS. Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, sell or dispose of any of their assets other than dispositions in the ordinary course of business consistent with past practice.

          (h) INDEBTEDNESS. Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, incur or guarantee any indebtedness for borrowed money or enter into any "keep well" or other agreement to maintain the financial condition of another person or entity other than (i) indebtedness or guarantees or "keep well" or other agreements in the ordinary course of business consistent with past practice (including without limitation, the issuance of commercial paper, the use of existing credit facilities or hedging activities), (ii) as set forth in item 5 of Section
     6.1 of the Ambassador Disclosure Schedule, (iii) arrangements between Ambassador and its Subsidiaries or among its Subsidiaries, (iv) except as set forth in Section 6.1 of the Ambassador Disclosure Schedule, (v) in connection with the refunding, refinancing, securitization or purchase of existing indebtedness, (vi) in connection with the redemption of the Ambassador Preferred as set forth in Section 2.1, or (vii) as may be necessary in connection with acquisitions or capital expenditures provided for in Section 6.1 of the Ambassador Disclosure Schedule.

          (i) COMPENSATION, BENEFITS. Except as may be required by applicable law or as set forth in Section 6.1 of the Ambassador Disclosure Schedule, Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other employee benefit contract, agreement or binding commitment, policy, arrangement or plan or trust, or fund maintained by, contributed to or entered into by Ambassador or any of its Subsidiaries or increase, or enter into any employee benefit contract, agreement, or binding commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of Ambassador or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Ambassador or any of its Subsidiaries;
     (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice.

          (j) ACCOUNTING. Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation, the SEC or GAAP.

          (k) AFFILIATE TRANSACTIONS. Except as set forth in Section 6.1 of the Ambassador Disclosure Schedule, Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, enter into any material agreement or arrangement with any of their Affiliates (other than wholly owned Subsidiaries) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third-party on an arm's length basis. As used in this Agreement, the term "AFFILIATE," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          (l) COOPERATION, NOTIFICATION. Ambassador shall, subject to applicable law (i) confer on a regular and frequent basis with one or more representatives of AIMCO to discuss material operational matters and the general status of its ongoing operations, (ii) promptly notify AIMCO of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and (iii) promptly provide AIMCO with copies of all filings made by Ambassador or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (m) THIRD-PARTY CONSENTS. Ambassador shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts (but shall not be required prior to the Effective Time to pay any money or incur any liabilities) to obtain the FNMA Consent (as defined herein) and all other Ambassador Required Consents as requested by AIMCO (it being understood and agreed that the failure to obtain such other Ambassador Required Consents is not a default hereunder or a condition to AIMCO's obligation to consummate the Merger). Ambassador shall promptly notify AIMCO of any failure or prospective failure to obtain any such consents and, if requested by AIMCO, shall provide copies of all Ambassador Required Consents obtained by Ambassador to AIMCO. Upon the Effective Time, all assumption, transfer and other fees and charges incurred or necessary in connection therewith, and all costs and expenses related thereto, shall be borne by the Surviving Corporation.

          (n) NO BREACH, ETC. Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a failure of the conditions set forth in Sections 8.2(a) or 8.2(b) hereof.

          (o) CONTRACTS. Ambassador shall not, nor shall Ambassador permit any Subsidiary of Ambassador to, except in the ordinary course of business consistent with past practice, or in accordance with sound business practice or for adequate consideration, modify, amend or terminate any material contract or agreement to which Ambassador or any Subsidiary is a party or waive, release or assign any material rights or claims.

          (p) INSURANCE. Ambassador shall, and shall cause its Subsidiaries to, maintain insurance in such amounts and against such risks and losses as is in effect on the date hereof, unless it is commercially unreasonable to maintain such policies as a result of a change in the insurance market, in which case commercially reasonable replacement policies will be obtained, to the extent available.

          (q) PERMITS. Ambassador shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operation of Ambassador and its Subsidiaries taken as a whole.

          (r) TAX MATTERS. Ambassador shall not (i) make or rescind any material express or deemed election relating to taxes unless such election is required by law or is necessary to preserve Ambassador's status as a REIT or of any Subsidiary of Ambassador as a partnership for federal income tax purposes, (ii) without the written consent of AIMCO, which consent will not be unreasonably withheld, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes unless such settlement or compromise results in (A) a change in taxable income or tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (B) a change in taxable income or tax liability that will not reverse in future periods and is therefore, by its nature, a permanent difference unless the tax liability resulting from the increase is less than $100,000, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income.

          (s) DISCHARGE OF LIABILITIES. Ambassador shall not, nor shall Ambassador permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such claims, liabilities or obligations which are not material to Ambassador and its Subsidiaries taken as a whole and other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Ambassador included in Ambassador's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice or if such payment, discharge or satisfaction relates to the transactions contemplated by this Agreement.

          (t) MANAGEMENT CONTRACTS. Ambassador will not, and will not permit any of its Subsidiaries to, amend any management agreement for the management of Ambassador Properties ("MANAGEMENT AGREEMENTS"). Ambassador will not, and will not permit its Subsidiaries to renew Management Agreements except on terms which permit its cancellation by Ambassador or the applicable Subsidiary of Ambassador on thirty days' notice or less without any charge penalty or other cost for such cancellation.

          Section 6.2 COVENANTS OF AIMCO. AIMCO agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement:

          (a) COOPERATION, NOTIFICATION. AIMCO shall (i) confer on a regular and frequent basis with one or more representatives of Ambassador to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify Ambassador of any significant changes in its business, properties, assets, condition

     (financial or other), results of operations or prospects, and (iii) promptly provide Ambassador with copies of all filings made by AIMCO or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (b) THIRD-PARTY CONSENTS. AIMCO shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all AIMCO Required Consents and will use commercially reasonable efforts to assist Ambassador in obtaining all Ambassador Required Consents. It is understood that in connection therewith, AIMCO will, among other things, agree to commercially reasonable modifications to documents and other terms and conditions required to obtain such consents. AIMCO shall promptly notify Ambassador of any failure or prospective failure to obtain any such consents and, if requested by Ambassador, shall provide copies of all AIMCO Required Consents obtained by AIMCO to Ambassador.

          (c) NO BREACH, ETC. AIMCO shall not, nor shall AIMCO permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (d) CONDUCT OF BUSINESS OF AIMCO PENDING THE EFFECTIVE TIME. From the date hereof through the Effective Time, except as expressly permitted or contemplated by this Agreement, AIMCO and its Subsidiaries shall conduct their operations and business in the ordinary and usual course of business and consistent with past practice and use commercially reasonable efforts to keep available the services of its present officers and key employees and preserve the business relationships with those persons having business relationships with it.

          (e) CHARTER DOCUMENTS. AIMCO shall not amend its charter, except for such changes that would affect the rights of AIMCO equity holders generally as a class.

          (f) INDEBTEDNESS. AIMCO shall not materially change its existing policy with respect to incurring indebtedness or interest coverage.

          (g) DELAY. AIMCO shall not, and shall cause the AIMCO Operating Partnership and the other AIMCO Subsidiaries to not, take or publicly announce any extraordinary action (including, e.g., mergers, acquisitions, dispositions and the like) that would reasonably be expected to cause a meaningful delay in obtaining the effectiveness of, or continuing the effectiveness or use of, the Registration Statement.

          (h) REPURCHASES. AIMCO will not issue, repurchase or offer to repurchase shares of AIMCO Common Stock from any third party if the result of such issuance, repurchase or offer to repurchase would require the stockholders of AIMCO to a vote to approve the Merger or the issuance of the AIMCO Common Stock issued in the Merger.

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

          (i) ACCOUNTING. AIMCO shall not, nor shall AIMCO permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation, the SEC or GAAP, and shall maintain its status as a REIT under the Code.


                                     ARTICLE VII

                                ADDITIONAL AGREEMENTS

          Section 7.1 ACCESS TO INFORMATION. Subject to any restrictions of applicable law or third party confidentiality agreements, upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, financing sources and other representatives of the other (collectively, "REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC or any other federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Nothing in this Section 7.1 shall require Ambassador to take any action or furnish any access or information which would cause or could reasonably be expected to cause the waiver of any applicable attorney client privilege, or as contemplated by
Section 7.11 hereof. In addition, nothing herein shall require Ambassador to provide information other than with respect to Ambassador and its Subsidiaries, or the conduct of their businesses. Each party and its representatives shall hold all information obtained by it pursuant to this Agreement in accordance with the terms and provisions of that certain confidentiality agreement dated December 22, 1997 between the parties (the "CONFIDENTIALITY AGREEMENT"), which shall continue in full force and effect until the Effective Time.

          Section 7.2  PROXY STATEMENT AND REGISTRATION STATEMENT.

          (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and the Registration Statement. The parties hereto shall each use reasonable best efforts to cause the Proxy Statement and Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of AIMCO Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; PROVIDED, HOWEVER, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where the Surviving Corporation will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement and Registration Statement. The parties shall use reasonable best efforts to cause the shares of AIMCO Common Stock issuable in the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Proxy Statement and Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement and Registration Statement.

          (b) LETTER OF AMBASSADOR'S ACCOUNTANTS. Ambassador shall use its best efforts to cause to be delivered to AIMCO letters of Ernst & Young LLP, dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to AIMCO, in form and substance reasonably satisfactory to AIMCO and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4 or Form S-8.

          (c) LETTER OF AIMCO'S ACCOUNTANTS. AIMCO shall use its best efforts to cause to be delivered to Ambassador a letter of Ernst & Young LLP, dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to Ambassador, in form and substance reasonably satisfactory to Ambassador and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4 or Form S-8.

          (d) FAIRNESS OPINION. It shall be a condition to the mailing of the Proxy Statement to the shareholders of Ambassador that the opinion of Merrill Lynch described in Section 4.13 hereof shall not have been withdrawn.

          Section 7.3  REGULATORY MATTERS.

          (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

          (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Ambassador Required Statutory Approvals and the AIMCO Required Statutory Approvals.

          Section 7.4  SHAREHOLDER APPROVAL.

          (a) APPROVAL OF AMBASSADOR SHAREHOLDERS. Subject to the provisions of Sections 7.4(b) and 7.4(d), Ambassador shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "AMBASSADOR MEETING") for the purpose of securing the Ambassador Shareholders' Approval,
(ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Articles of Incorporation and by-laws, (iii) subject to a good faith determination, upon advice of outside counsel, that to do so would be inconsistent with the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and (iv) cooperate and consult with AIMCO with respect to each of the foregoing matters. Notwithstanding the foregoing, Ambassador and its Board of Directors may take and disclose to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act if required to do so by the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law.

          (b) FAIRNESS OPINION NOT WITHDRAWN. It shall be a condition to the obligation of Ambassador to hold the Ambassador Meeting, that the opinion of Merrill Lynch, referred to in Section 4.13, shall not have been withdrawn.

          Section 7.5  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

          (a) INDEMNIFICATION. From and after the Effective Time, the Surviving Corporation shall, and shall cause the AIMCO Operating Partnership to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or their respective Subsidiaries (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "INDEMNIFIED LIABILITIES"), including, without limitation, all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGCL and the certificate of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or unreasonably delayed). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties (provided this sentence shall not limit retention of local counsel in connection with any Indemnified Liabilities).

          (b) INSURANCE. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by Ambassador and AIMCO for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms then applicable to the members of the AIMCO Board of Directors as of the date hereof. The insurance to be maintained shall, without limitation, be applicable to all acts and omissions occurring at or prior to the Effective Time and in any event insurance shall be maintained which provides the best coverage available for an amount which does not exceed the amount currently paid for AIMCO director and officer insurance.

          (c) SUCCESSORS. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.5.

          (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of Ambassador, AIMCO and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e) BENEFIT. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          Section 7.6 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, Ambassador and AIMCO will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld). It is understood and agreed that this Section 7.6 is intended to address matters with respect to this Agreement and the transactions contemplated hereby (e.g., status, terms, etc.), and is not intended to address disclosure of confidential or non-public information of a party obtained by the other party in connection with this Agreement and the transactions contemplated hereby, which information is subject to the Confidentiality Agreement and Section 7.1 hereof.

          Section 7.7 RULE 145 AFFILIATES. Ambassador shall identify in a letter to AIMCO all persons who are, and to Ambassador's knowledge who will be at the Closing Date, "affiliates" of Ambassador as such term is used in Rule 145 under the Securities Act. Ambassador shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become such an affiliate after the date of the letter referred to in the prior sentence) to deliver to AIMCO on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 7.7 (each an "AFFILIATE AGREEMENT"). AIMCO agrees to enter into, effective as of the Effective Time, the Registration Rights Agreement with each person who executes an Affiliate Agreement or who owns AIMCO Units as a result of conversion of OP Units in the OP Reorganization or who owns OP Units as of the Effective Time, with respect to AIMCO Common Stock received in connection with the Merger or the exchange of the OP Units or the AIMCO Units, as the case may be. The Registration Rights Agreement will have the terms set forth on Section 7.7 of the AIMCO Disclosure Schedule and such other terms as are customary in agreements of this nature, as the parties, each acting in good faith, shall reasonably agree.

          Section 7.8 EMPLOYEE AGREEMENTS AND WORKFORCE MATTERS. The Surviving Corporation and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements, severance agreements between Ambassador and certain of its officers and commitments of the parties prior to the date hereof that have previously been provided to AIMCO or are disclosed in Section 4.10 of the Ambassador Disclosure Schedule and that apply to any current or former employee or current or former director of the parties hereto; PROVIDED, HOWEVER, that this undertaking is not intended to prevent the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. Without implication that the contrary would otherwise be true, (i) no amendment, modification, suspension, revocation or termination ("CHANGE") of any bonus program listed on Section 4.10 of the Ambassador Disclosure Schedule shall result in employees of the Surviving Corporation who were employees of Ambassador prior to the Effective Time ("AMBASSADOR EMPLOYEES") receiving less money for any bonus period which has expired prior to the Effective Time, (ii) no Change of the vacation or sick time policy of Ambassador shall result in Ambassador Employees having less accumulated vacation or sick time than immediately before such Change and (iii) no Change in Ambassador Benefit Plans shall be effective to reduce benefits for those expenses or occurrences which have occurred before the Change. This Section 7.8 is intended and shall be construed to satisfy the successor provision in the employment agreements listed in Section 4.10 of the Ambassador Disclosure Schedule. Nothing in this Section
7.8 shall be deemed to limit the obligations that the Surviving Corporation and that its Subsidiaries would otherwise have.

          Section 7.9  EMPLOYEE BENEFIT PLANS.

          (a) AMBASSADOR PLANS. From the Effective Time, AIMCO shall provide to Ambassador Employees benefits on the same terms applicable to other similarly situated AIMCO employees.

          (b) CREDIT FOR PAST SERVICE. Without limitation of the foregoing provisions of this Section 7.9, each participant in any benefit plan of the Surviving Corporation and each Ambassador Employee shall receive credit for service with Ambassador or AIMCO, as the case may be, for purposes of (i) eligibility to participate (including waiting periods and without being subject to any subsequent entry date requirement for which the waiting period has already been satisfied), vesting and eligibility to receive benefits (including without pre-existing conditions limitations) under any benefit plan of the Surviving Corporation or any of its Subsidiaries or affiliates and (ii) benefit accrual under any severance or vacation pay plan; PROVIDED, HOWEVER, that such crediting of benefit accrual service shall not operate to duplicate any benefit to any such participant for the same period or the funding for any such benefit.

          (c) RETIREMENT CONTRIBUTION. The Board of Directors of Ambassador may determine to make a profit sharing contribution to the Ambassador Retirement Plan with respect to 1997 in an amount up to $750 for each participant in the Ambassador Retirement Plan.

          Section 7.10  STOCK OPTION AND OTHER STOCK PLANS.

          (a) AMBASSADOR STOCK OPTIONS. Immediately prior to the Effective Time, each option to purchase shares of Ambassador Comon Stock (an "AMBASSADOR STOCK OPTION") which is outstanding at such time shall be vested and exercisable. Holders of Ambassador Stock Options may elect prior to the Effective Time to have the Ambassador Stock Options with respect to which such election is made canceled and in consideration for such cancellation, such electing holders of Ambassador Stock Options shall receive on the day of the Effective Time for each share subject to the Ambassador Stock Options with respect to which the election has been made, an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Ambassador Price over the per share exercise price of such Ambassador Stock Option. As of the Effective Time, each Ambassador Stock Option which is outstanding as of the Effective Time and for which an election pursuant to the preceding sentence has not been made shall be assumed by the Surviving Corporation and converted into an option (or a new substitute option shall be granted) to purchase the number of shares of AIMCO Common Stock (rounded up to the nearest whole share) equal to the number of shares of Ambassador Common Stock subject to such option multiplied by the Conversion Ratio (as calculated pursuant to the definition of Conversion Ratio without regard to the proviso thereof), at an exercise price per share of AIMCO Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of Ambassador Common Stock under such option immediately prior to the Effective Time divided by the Conversion Ratio (as calculated pursuant to the definition of Conversion Ratio without regard to the proviso thereof); PROVIDED, HOWEVER, that in the case of any Ambassador Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the converted or substituted Ambassador Stock Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to Ambassador Stock Options immediately prior to the Effective Time, except that all converted or substituted Ambassador Stock Options shall be vested and fully exercisable and optionees may exercise their options through the expiration date unless their employment is terminated for cause or they are removed as directors for cause. Except as provided in the immediately preceding sentence, the Merger shall not be treated as an event which shall affect the period for exercising Ambassador Stock Options. Ambassador Stock Options shall not be treated as expiring as of the Effective Time solely due to the fact that Ambassador shall cease to exist as of the Effective Time. Ambassador and AIMCO shall take such necessary action to effectuate the terms of this Section 7.10(a), including the amendment by the Board of Directors of Ambassador of the Ambassador Stock Plans and the filing of any registration statements or other documents.

          (b) SURVIVING CORPORATION ACTION. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of Ambassador Stock Options appropriate notices setting forth such holders' rights (the "SURVIVING CORPORATION STOCK BENEFITS") and each underlying stock award agreement, each as assumed by the Surviving Corporation. On or as soon as possible after the Effective Time, the Surviving Corporation will cause to be filed one or more registration statements on Form S-3 or Form S-8 under the Securities Act (or any successor or other appropriate forms), in order to register the shares of AIMCO Common Stock issuable in connection with the Surviving Corporation Stock Benefits, and the Surviving Corporation shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. AIMCO shall use its best efforts to cause such registration statements to become effective concurrently with the Effective Time. At or prior to the Effective Time, the Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AIMCO Common Stock for delivery in connection with the Surviving Corporation Stock Benefits. The Surviving Corporation shall take all corporate action necessary or appropriate to obtain shareholder approval with respect to the Surviving Corporation Stock Benefits to the extent such approval is required for purposes of the Code or other applicable law. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act with respect to equity securities of the Surviving Corporation, the Surviving Corporation shall administer such Surviving Corporation Stock Benefits, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

          Section 7.11 NO SOLICITATIONS. From and after the date hereof, Ambassador will not, and will not authorize or permit any of its Affiliates or Representatives to, directly or knowingly indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; PROVIDED, HOWEVER, that notwithstanding any other provision hereof, Ambassador may (i) at any time prior to the time Ambassador's stockholders shall have voted to approve this

Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or knowingly indirectly, by Ambassador or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Ambassador and its business, properties and assets if, (A) (x) the third party has first made an Acquisition Proposal and the Board of Directors of Ambassador determines in good faith and after consultation with its financial advisor, that to do so has a reasonable prospect of leading to an Acquisition Proposal that is superior to the Merger and for which financing for the Acquisition Proposal has a reasonable prospect to be obtained (as determined in good faith by Ambassador's Board of Directors after consultation with its financial advisors) (a "SUPERIOR PROPOSAL") or (y) Ambassador's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, and after considering oral or written advice of outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Ambassador Board of Directors under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Ambassador (x) except to the extent inconsistent with the fiduciary obligation of the Board of Directors of Ambassador, provides prompt notice to AIMCO to the effect that it is planning to furnish information to or enter into discussions or negotiations with such person or entity and (y) receives (or has previously received) from such person or entity an executed confidentiality agreement in reasonably customary form (but not containing any standstill provision), (ii) comply with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer or otherwise make any disclosure required by applicable law, and/or (iii) accept an Acquisition Proposal from a third party, provided Ambassador concurrently terminates this Agreement pursuant to Section 9.1(e). Except to the extent inconsistent with the fiduciary obligations of the Board of Directors of Ambassador, Ambassador shall immediately cease any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Ambassador or its Representatives with respect to the foregoing. Ambassador shall notify AIMCO orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identify of the person making it), within 24 hours of the receipt thereof, shall keep AIMCO reasonably informed of the status and details of any such inquiry, offer or proposal. As used herein, "ACQUISITION PROPOSAL" shall mean a proposal or offer (other than by AIMCO) for a tender or exchange offer, merger, consolidation or other business combination involving Ambassador or any material Subsidiary of Ambassador or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Ambassador or any material Subsidiary of Ambassador. None of AIMCO, any Subsidiary of AIMCO, Ambassador or any Subsidiary of Ambassador shall object , or take any action to object, if any third party makes any Acquisition Proposal or takes any action with respect thereto in contravention of any agreement such third party may have with Ambassador or any of its Subsidiaries or any of their respective representatives.

          Section 7.12  EXPENSES.

          (a)  PARTIES' PAYMENT OF EXPENSES.  Subject to subsection 7.12(b) and
Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; in particular, those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by Ambassador and AIMCO.

          (b) PAYMENT OF CERTAIN EXPENSES. Immediately prior to consummation of the Merger, Ambassador shall pay or cause to be paid the Reimbursable Expenses (as defined below) of Ambassador directly to the party entitled to payment of such amounts, up to an aggregate amount equal to the excess of $12.8 million over the Aggregate Unissued Share Value (as defined below). The term "REIMBURSABLE EXPENSES" is defined as (i) the reasonable and customary fees and expenses of Merrill Lynch, one nationally recognized accounting firm and one legal counsel designated by Ambassador incurred in connection with the negotiation, execution and consummation of this Agreement, the Merger and the transactions contemplated by this Agreement in an aggregate amount not to exceed $5.5 million; and (ii) the payments made to the senior managers and directors of Ambassador pursuant to the agreements set forth on Section 7.12(b) of the Ambassador Disclosure Schedule which are required to be made by Ambassador or the Surviving Corporation as a result of the consummation of the Merger. "AGGREGATE UNISSUED SHARE VALUE" is defined as the aggregate of all positive Individual Option Values. "INDIVIDUAL OPTION VALUE" is defined and calculated with respect to each Ambassador Stock Option as the excess of $21.00 over the strike price of such Ambassador Stock Option immediately prior to the Effective Time. It is understood and agreed that this section shall not impact (i) the consideration to be received in the Merger, (ii) the obligations of the parties hereto to consummate the Merger or (iii) any obligations that the Surviving Corporation and its Subsidiaries would otherwise have.

          Section 7.13 TAX-FREE STATUS. Each party hereto agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement, neither party hereto shall, nor shall either party hereto permit any of its Subsidiaries or any employees, officers or directors of such party or of any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the ability of the Merger to qualify for tax-free treatment under the Code, and each party hereto shall use all reasonable efforts to achieve such result.

          Section 7.14 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions, including the application for any necessary regulatory approvals or exemptions, as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

          Section 7.15 INTERIM DIVIDENDS. The last record date of each of Ambassador and AIMCO on or prior to the Effective Time which relates to a regular quarterly dividend on Ambassador Common Stock or AIMCO Common Stock, as the case may be, shall be the same date and shall be prior to the Effective Time.

          Section 7.16 REIT STATUS. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Ambassador from taking and Ambassador hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of Ambassador is legally necessary for Ambassador to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitations, making dividend or distribution payments to shareholders of Ambassador.

          Section 7.17 NYSE LISTING. AIMCO shall use its reasonable best efforts to cause the shares of AIMCO Common Stock to be issued in the Merger to be approved for listing on the NYSE and any other national securities exchange on which shares of AIMCO Common Stock may at such time be listed, subject to official notice of issuance, prior to the Effective Time.

          Section 7.18 OP REORGANIZATION. The parties shall use their reasonable best efforts to effect a business combination of the Ambassador Operating Partnership with the AIMCO Operating Partnership immediately following the Effective Time, with the AIMCO Operating Partnership as the surviving entity which business combination shall have, to the extent possible, for the holders of the OP Units, the same economic and tax consequences for the holders of OP Units as the Merger has for holders of Ambassador Common Stock. If such a business combination is not effected due to failure to obtain consents of all persons entitled to give or withhold such consents which are necessary for such business combination, then (i) such partnerships shall remain and be operated as separate entities and (ii) AIMCO shall execute and deliver to each limited partner in the Ambassador Operating Partnership the agreement contemplated by Section 14 of the Exchange Agreement (and be bound thereby) relating to the exchange rights of holders of OP Units. At the request of either party hereto, the parties shall cooperate to restructure the transactions contemplated hereby to permit the condition set forth in Section 8.1(h) to be satisfied as soon as practicable after the date hereof and prior to April 28, 1998 without changing the economic and other provisions hereof and without unreasonable expense or delay.

          Section 7.19  TRANSFER TAXES.   AIMCO and Ambassador shall cooperate
in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Surviving Corporation shall pay, without deduction or withholding from any amount payable to the holders of Ambassador Common Stock or OP Units, any such taxes or fees imposed by any Governmental Authority (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

          Section 7.20  PAYMENT OF AMBASSADOR DEBT.   Ambassador and AIMCO agree
that immediately prior to, or upon, the Effective Time, the Surviving Corporation shall (i) pay to CLNY the amount necessary to discharge and terminate the Line of Credit and (ii) pay to NACC the amount necessary to discharge and terminate the Nomura Debt.

          Section 7.21  BEST EFFORTS.   Upon the terms and subject to the
conditions herein provided, and, in the case of Ambassador, not inconsistent with the fiduciary duties of its Board of Directors, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making filings with, any Governmental Authority which are necessary or, in the judgment of AIMCO or Ambassador, desirable in connection with the transactions contemplated by this Agreement.


                                     ARTICLE VIII

                                      CONDITIONS

          Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

          (a) SHAREHOLDER APPROVAL. The Ambassador Shareholders' Approval shall have been obtained.

          (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and no Governmental Entity shall have instituted any action or proceeding seeking any such order.

          (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d) LISTING OF SHARES. The shares of AIMCO Common Stock issuable in the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

          (e) REQUIRED STATUTORY APPROVALS. The Ambassador Required Statutory Approvals and the AIMCO Required Statutory Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders (as defined below),except to the extent that the failure to obtain any such Required Statutory Approval would not reasonably be expected to have an AIMCO Material Adverse Effect assuming consummation of the Merger. Such Final Orders with respect to the Ambassador Required Statutory Approvals and the AIMCO Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation. A "FINAL ORDER" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          (f) PERMITS. To the extent that the continued lawful operations of the business of Ambassador or any Ambassador Subsidiary or AIMCO or any AIMCO Subsidiary after the Merger require that any license, permit or other governmental approval be transferred to the Surviving Corporation or issued to the Surviving Corporation, such licenses, permits or other authorizations shall have been transferred or reissued to the Surviving Corporation at or before the Closing Date, except where the failure to transfer or reissue such licenses, permits or other authorizations would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Surviving Corporation and its Subsidiaries taken as a whole immediately after the Effective Time.

          (g) OPINION OF MARYLAND COUNSEL. Ambassador and AIMCO shall have received the opinion of Piper & Marbury L.L.P., which is acting at the request and consent of both parties as Maryland counsel, to the effect that the articles of merger are enforceable under Maryland law.

          (h) OPINION OF PUBLIC FINANCE COUNSEL. The parties hereto shall have received an opinion of public finance counsel mutually acceptable to the parties hereto that the Florida Bonds (as defined in Ambassador's Form 10-Q for the quarterly period ended September 30, 1997) shall not lose their tax exempt status as a result of the Merger.

          Section 8.2 CONDITIONS TO OBLIGATION OF AIMCO TO EFFECT THE MERGER. The obligation of AIMCO to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by AIMCO in writing pursuant to Section 9.5:

          (a) PERFORMANCE OF OBLIGATIONS OF AMBASSADOR. Ambassador (and/or Ambassador's appropriate Subsidiaries) will have performed in all material respects its material agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time including, without limitation, agreements and covenants contained in Section 2.1(d) hereof.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Ambassador set forth in this Agreement which are qualified by Ambassador Material Adverse Effect shall be true and correct and all other representations and warranties of Ambassador set forth in this Agreement shall be true and correct except for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not result in an Ambassador Material Adverse Effect, as of the Effective Time, in each case
     (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time).

          (c) CLOSING CERTIFICATES. AIMCO shall have received a certificate signed by the chief financial officer of Ambassador, on behalf of Ambassador, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (d) AMBASSADOR MATERIAL ADVERSE EFFECT. Since December 31, 1996, no Ambassador Material Adverse Effect shall have occurred and be continuing.

          (e) TAX OPINION. AIMCO shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO, an opinion dated as of such date to the effect that the Merger should constitute a "reorganization" within the meaning of Section 368(a) of the Code and AIMCO and Ambassador should each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require delivery of and rely upon representations contained in certificates of officers of Ambassador, AIMCO and others.

          (f) REIT OPINION. AIMCO shall have received an opinion of counsel to Ambassador, dated as of the Effective Time, reasonably satisfactory to AIMCO that, for its taxable year ended December 31, 1994 and all subsequent taxable years ending on or before the Effective Time (including the short taxable year ending immediately prior to the Effective Time), Ambassador was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (g) AFFILIATE AGREEMENTS. AIMCO shall have received Affiliate Agreements, duly executed by each "Affiliate" of Ambassador, substantially in the form of Exhibit 7.7, as provided in Section 7.7.

          (h) FNMA CREDIT ENHANCEMENT. The Federal National Mortgage Association ("FNMA") shall have consented (the "FNMA CONSENT") to the assumption by the Surviving Corporation of approximately $216.3 million of credit enhancement for taxable and tax exempt bonds payable by Ambassador and any Subsidiary of Ambassador outstanding as of the Effective Time, which credit enhancement by FNMA has an initial term of 25 years (the "FNMA CREDIT ENHANCEMENT").

          (i) NO DEFAULT. Neither Ambassador nor any Subsidiary of Ambassador is in default under the FNMA Credit Enhancements, except for such defaults which do not have an Ambassador Material Adverse Effect.

          Section 8.3 CONDITIONS TO OBLIGATION OF AMBASSADOR TO EFFECT THE MERGER. The obligation of Ambassador to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Ambassador in writing pursuant to Section 9.5.

          (a) PERFORMANCE OF OBLIGATIONS OF AIMCO. AIMCO (and/or AIMCO's appropriate Subsidiaries) will have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of AIMCO set forth in this Agreement which are qualified by AIMCO Material Adverse Effect shall be true and correct and all other representations and warranties of AIMCO set forth in this Agreement shall be true and correct except for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not result in an AIMCO Material Adverse Effect, as of the Effective Time, in each case (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time).

          (c) CLOSING CERTIFICATES. Ambassador shall have received a certificate signed by the chief financial officer of AIMCO, on behalf of AIMCO, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

          (d) TAX OPINION. Ambassador shall have received from Altheimer & Gray, counsel to Ambassador, an opinion dated as of such date to the effect that the Merger should constitute a "reorganization" within the meaning of Section 368(a) of the Code and AIMCO and Ambassador should each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Altheimer & Gray may require delivery of and rely upon representations contained in certificates of officers of Ambassador, AIMCO and others.

          (e) REIT OPINION. Ambassador shall have received an opinion of counsel to AIMCO, dated as of the Effective Time, reasonably satisfactory to Ambassador that, for its taxable year ended December 31, 1994 and all subsequent taxable years ending on or before the Effective Time, AIMCO was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, AIMCO's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (f) AIMCO REQUIRED CONSENTS. The AIMCO Required Consents and the Ambassador Required Consents the failure of which to obtain would have an AIMCO Material Adverse Effect (assuming consummation of the Merger) shall have been obtained.


                                      ARTICLE IX

                          TERMINATION, AMENDMENT AND WAIVER

          Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Ambassador contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of Ambassador and AIMCO;

          (b)(i) by either party if there has been any breach of any representations or warranties on the part of the other set forth in this Agreement, which breaches individually or in the aggregate would result in an AIMCO Material Adverse Effect or an Ambassador Material Adverse Effect, as the case may be, or a material breach on the part of the other party of any of its material covenants or agreements set forth in this Agreement and, in any case which breaches have not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period,(ii) by either party, if the Ambassador Board of Directors or any committee of the Ambassador Board of Directors (A) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (B) shall approve or recommend any acquisition of Ambassador or a material portion of its assets or any tender offer for shares of capital stock of Ambassador, in each case, other than by AIMCO or an Affiliate thereof or
     (C) shall resolve to take any of the actions specified in clause (A) or
     (B), or (iii) by either party, if any state or federal law, order, rule or regulation is adopted or issued after the date hereof, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently


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     restraining, enjoining or otherwise prohibiting the Merger or any other
     Transaction, and such order, judgment or decree shall have become final and nonappealable;

          (c) by either party hereto, by written notice to the other party, if the Effective Time shall not have occurred on or before July 31, 1998 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and PROVIDED, FURTHER, that if on the Termination Date the conditions to the Closing set forth in Section 8.1(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to September 15, 1998;

          (d) by either party hereto, by written notice to the other party, if the Ambassador Shareholders' Approval shall not have been obtained at a duly held Ambassador Meeting, including any adjournments thereof;

          (e) by Ambassador, by written notice to AIMCO, if the Board of Directors of Ambassador shall determine in good faith that an Acquisition Proposal constitutes a Superior Proposal; PROVIDED HOWEVER, that Ambassador may not terminate this Agreement pursuant to this clause (e) unless (i) five days shall have elapsed after delivery to AIMCO of a written notice of such determination by such Board of Directors and at all reasonable times during such five day period Ambassador shall have cooperated with AIMCO in informing AIMCO of the terms and conditions of such Acquisition Proposal and the identity of the person or group making such Acquisition Proposal, with the objective of providing AIMCO a reasonable opportunity, during such five day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between Ambassador and AIMCO may be effected, (ii) during such five day period, the Board of Directors negotiates in good faith with AIMCO with respect to such proposed modifications; PROVIDED HOWEVER, that the decision as to whether to proceed with the Merger and other Transactions shall be at the discretion of the Board of Directors of Ambassador and (iii) at the end of such five day period such Board of Directors shall continue to believe in good faith that such Acquisition Proposal constitutes a Superior Proposal; or

          (f) by Ambassador, if both Terry Considine and Peter K. Kompaniez cease to serve as officers and directors of AIMCO and the AIMCO Operating Partnership, other than as a result of death or disability.

          Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Ambassador or AIMCO pursuant to Section 9.1 there shall be no liability on the part of either Ambassador or AIMCO or their respective officers or directors hereunder, except that the Confidentiality Agreement,
Section 7.12, Section 9.3, Section 10.8 and Section 10.9 shall survive the termination. There shall be no liability with respect to facts and circumstances that give rise to any right of termination hereunder if this Agreement is not in fact terminated and any breach of this


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Agreement which does not give rise to a right of termination under Section
9.1(b)(i) shall not result in any liabilities to the breaching party.

          Section 9.3  TERMINATION FEE; EXPENSES.

          (a) AMBASSADOR TERMINATION FEE. If (i) this Agreement (A) is terminated by AIMCO pursuant to Section 9.1(b)(i), (B) is terminated by Ambassador pursuant to Section 9.1 (e), (C) is terminated as a result of Ambassador's breach of Section 7.4(a), or (D) is terminated because the shareholders of Ambassador do not approve the Merger, (ii) at the time of such termination or prior to the meeting of Ambassador's shareholders but after the date hereof there shall have been made an Acquisition Proposal involving Ambassador or any of its Affiliates (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of such meeting) and (iii) within one year of the termination of this Agreement Ambassador or any of its Affiliates becomes a Subsidiary of the party which has made such Acquisition Proposal or a Subsidiary of an Affiliate of such party or accepts a written offer to consummate or consummates an Acquisition Proposal with such party or an Affiliate thereof, then Ambassador (jointly and severally with the Ambassador Operating Partnership), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of Ambassador becoming such a Subsidiary or of such Acquisition Proposal, shall pay to AIMCO the Break-Up Fee. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by AIMCO as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and neither party shall have any other liability to the other (including, in the case of Ambassador, the party making the Acquisition Proposal) with respect to the circumstances giving rise to the payment of the Break-Up Fee, other than the payment of the Break-Up Fee. The "BREAK-UP FEE" shall be an amount equal to the lesser of (i) 3.5% of the sum of (A) the Ambassador Price times the number of shares of Ambassador Common Stock outstanding as of the date hereof, plus (B) the Ambassador Price times the number of shares of Ambassador Preferred Stock outstanding on the date hereof (the "BASE AMOUNT") and (ii) the sum of (X) the maximum amount that can be paid to AIMCO in the year in which this Agreement is terminated (the "TERMINATION YEAR") and in all relevant taxable years thereafter without causing it to fail to meet the requirements of Sections 856(c) (2) and
(3) of the Code (the "REIT REQUIREMENTS") for such year, determined as if the payment of such amount did not constitute income described in Section 856(c)
(2)(A)-(H) and 856(c) (3)(A)-(I) of the Code ("QUALIFYING INCOME"), as determined by independent accountants to AIMCO, and (Y) in the event AIMCO receives a ruling from the IRS (a "BREAK-UP FEE RULING") holding that AIMCO's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Base Amount less the amount payable under clause (X) above. If the amount payable for the Termination Year under the preceding sentence is less than the Base Amount, Ambassador shall place the remaining portion of the Base Amount in escrow and shall not release any portion thereof to AIMCO unless and until Ambassador receives either of the following: (i) a letter from AIMCO's independent accountants indicating the maximum amount that can be paid at that time to AIMCO without causing AIMCO to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS Ruling issued to AIMCO or an opinion of AIMCO's tax counsel to the


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effect that such payment would not be treated as includible in the income of
AIMCO for any prior taxable year, in which event Ambassador shall pay such maximum amount, or (ii) a Break-Up Fee ruling, in which event Ambassador shall pay to AIMCO the unpaid Base Amount. Ambassador's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement and Ambassador shall have no obligation to make any further payments notwithstanding that the entire Base Amount has not been paid as of such date. A party's "BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) such party's out-of-pocket expenses incurred in connection with this Agreement and the Transactions (including, without limitation, all attorney's, accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $1.0 million (the "EXPENSE FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to such party in the Termination Year and in all relevant taxable years thereafter without causing it to fail to meet the REIT Requirements for such year, determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to such party and (B) in the event such party receives a ruling from the IRS (an "EXPENSE FEE RULING") holding that such party's receipt of the Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Expense Fee Base Amount less the amount payable under clause (A) above. Ambassador's obligation to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement and Ambassador shall have no obligation to make any further payments notwithstanding that the entire amount of Break-Up Expenses has not been paid as of such date. If the amount payable for the Termination Year (as determined above) is less than the Expense Fee Base Amount, Ambassador shall place the remaining portion of the Expense Fee Base Amount in escrow and shall not release any portion thereof to AIMCO unless and until Ambassador receives either of the following: (i) a letter from AIMCO's independent accountants indicating the maximum amount that can be paid at that time to AIMCO without causing AIMCO to fail to meet the REIT Requirements for any relevant taxable year, together with either the IRS ruling issued to AIMCO or an opinion of AIMCO's tax counsel to the effect that such payment would not be treated as includible in the income of AIMCO for any prior taxable year, in which event Ambassador shall pay to AIMCO such maximum amount or (ii) an Expense Fee Ruling, in which event Ambassador shall pay to AIMCO the unpaid Expense Fee Base Amount.

          (b) AIMCO TERMINATION FEE. If this Agreement is terminated by Ambassador in accordance with Section 9.1(b)(i) and, at the time of such termination, Ambassador has not breached any of its representations, warranties, covenants or agreements set forth in this Agreement which would give rise to a right on the part of AIMCO to terminate this Agreement pursuant to Section 9.1(b)(i), then AIMCO (jointly and severally with the AIMCO Operating Partnership), shall pay to Ambassador the Break-Up Fee. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Ambassador as the result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and neither party shall have any other liability to the other with respect to the circumstances giving rise to the payment of the Break-Up Fee, other than the payment of the Break-Up Fee. If the amount payable for the Termination Year is less than the Base Amount, AIMCO shall place the remaining portion of the Base Amount in escrow and shall not release any portion thereof to Ambassador unless and until AIMCO receives either of the following: (i) a letter from Ambassador's independent


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accountants indicating the maximum amount that can be paid at that time to
Ambassador without causing Ambassador to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS Ruling issued to Ambassador or an opinion of Ambassador's tax counsel to the effect that such payment would not be treated as includible in the income of Ambassador for any prior taxable year, in which event AIMCO shall pay such maximum amount, or (ii) a Break-Up Fee ruling, in which event Ambassador shall pay to Ambassador the unpaid Base Amount. AIMCO's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement and AIMCO shall have no obligation to make any further payments notwithstanding that the entire Base Amount has not been paid as of such date. AIMCO's obligation to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement and AIMCO shall have no obligation to make any further payments notwithstanding that the entire amount of Break-Up Expenses has not been paid as of such date. If the amount payable for the Termination Year (as determined above) is less than the Expense Fee Base Amount, AIMCO shall place the remaining portion of the Expense Fee Base Amount in escrow and shall not release any portion thereof to Ambassador unless and until AIMCO receives either of the following: (i) a letter from Ambassador's independent accountants indicating the maximum amount that can be paid at that time to Ambassador without causing Ambassador to fail to meet the REIT Requirements for any relevant taxable year, together with either the IRS ruling issued to Ambassador or an opinion of Ambassador's tax counsel to the effect that such payment would not be treated as includible in the income of Ambassador for any prior taxable year, in which event AIMCO shall pay to Ambassador such maximum amount or (ii) an Expense Fee Ruling, in which event AIMCO shall pay to Ambassador the unpaid Expense Fee Base Amount.

          (c) EXPENSES. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy of the parties hereto with respect to the facts and circumstances giving rise to the payment of a Break-Up Fee. Notwithstanding anything to the contrary contained in this Section 9.3, if Ambassador or AIMCO fails to promptly pay to AIMCO or Ambassador, as the case may be, any fee due under Section 9.3(a) or 9.3(b), as the case may be, in addition to any amounts paid or payable pursuant to such sections, Ambassador or AIMCO, as the case may be, shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by AIMCO or Ambassador, as the case may be, to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          Section 9.4 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of Ambassador and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under
Article II or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Ambassador Common Stock or AIMCO Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Surviving Corporation,


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without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.5 WAIVER. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                      ARTICLE X

                                  GENERAL PROVISIONS

          Section 10.1 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement or in any instruments delivered pursuant hereto shall survive the Effective Time, except as otherwise provided in this Agreement.

          Section 10.2 BROKERS. Ambassador represents and warrants that, except for Merrill Lynch whose fees have been disclosed to AIMCO prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ambassador. AIMCO represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AIMCO.

          Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)       If to Ambassador, to:

                    Ambassador Apartments, Inc.
                    77 West Wacker Drive, Suite 4040
                    Chicago, Illinois  60601
                    Attn: Debra A. Cafaro
                    Telecopy: (312) 917-1665
                    Telephone: (312) 917-4444


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                    with a copy to:

                    Altheimer & Gray
                    10 South Wacker Drive
                    Chicago, Illinois  60606
                    Attn:  Peter Lieberman, Esq.
                    Telecopy: (312) 715-4800
                    Telephone: (312) 715-4000

          (ii)      If to AIMCO, to:

                    Apartment Investment and Management Company
                    1873 South Bellaire Street, 17th Floor
                    Denver, Colorado
                    Attn:  Peter K. Kompaniez
                    Telecopy:  (303) 757-8735
                    Telephone:  (303) 757-8101

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom, LLP
                    919 Third Avenue
                    New York, New York 10022
                    Attn: Patrick J. Foye, Esq.
                    Telecopy: (212) 735-2000
                    Telephone:  (212) 735-3000

          Section 10.4 MISCELLANEOUS. This Agreement (including the disclosure schedules, exhibits, documents and instruments referred to herein) (a) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof,
(b) shall not be assigned by either party and (c) shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MGCL. Any disclosure set forth in the Ambassador Disclosure Schedule or the Ambassador SEC Reports or any Ambassador press release or other public statement shall be applicable to each representation and warranty herein of Ambassador to which it is reasonably evident that such disclosure relates. Any disclosure set forth in the AIMCO Disclosure Schedule or the AIMCO SEC Reports or any AIMCO press release or other public statement shall be applicable to each representation and warranty herein of AIMCO to which it is reasonably evident that such disclosure relates.


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          Section 10.5  INTERPRETATION.  When a reference is made in this
Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION."

          Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.7 PARTIES' INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 7.5, 7.8 and 7.9 hereto.

          Section 10.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

          Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

          Section 10.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances


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shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          Section 10.11 ANTI-DILUTION. The AIMCO Index Price and the Conversion Ratio and any AIMCO share price referred to in this Agreement shall be appropriately adjusted in the case of any stock or extraordinary dividend or distribution, reclassification, recapitalization, split-up, combination or subdivision with respect to the common stock of AIMCO.

                              -     -     -     -     -


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          IN WITNESS WHEREOF, Ambassador and AIMCO have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                   AMBASSADOR APARTMENTS, INC.


                                   By: _________________________
                                   Name: David M. Glickman
                                   Title: Chairman and Chief Executive Officer



                                   APARTMENT INVESTMENT AND
                                   MANAGEMENT COMPANY


                                   By: _________________________
                                   Name:  Peter K. Kompaniez
                                   Title:


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